     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 16, 2000



                                                      REGISTRATION NO. 333-85987

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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1


                                       ON

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------


                         EL PASO ENERGY PARTNERS, L.P.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             DELAWARE                             1311                            76-0396023
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)



                 BRITTON WHITE JR.                                    D. MARK LELAND
              EL PASO ENERGY BUILDING                      SENIOR VICE PRESIDENT AND CONTROLLER
        1001 LOUISIANA STREET, 30(TH) FLOOR                       EL PASO ENERGY BUILDING
               HOUSTON, TEXAS 77002                         1001 LOUISIANA STREET, 26(TH) FLOOR
                  (713) 420-2131                                   HOUSTON, TEXAS 77002
(Address, including zip code, and telephone number                    (713) 420-2131
   including area code of registrant's principal     (Name, address, including zip code, and telephone
                executive offices)                   number, including area code of agent for service)


                                   Copies to:
                              J. VINCENT KENDRICK
                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                        1900 PENNZOIL PLACE, SOUTH TOWER
                              711 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
                                 (713) 220-5800
                             ---------------------


    Approximate date of commencement of proposed sale of the securities to the public: From time to time after the registration statement becomes effective.


    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


                  TITLE OF EACH CLASS OF                          PROPOSED MAXIMUM              AMOUNT OF
              SECURITIES TO BE REGISTERED(1)                 AGGREGATE OFFERING PRICE(2)   REGISTRATION FEE(3)
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Series and classes of limited partner interests                     $500,000,000                $132,000
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(1) The securities registered consist of $500,000,000 of an indeterminate number and amount of any series or class of limited partner interests authorized by the company's partnership agreement, as may be issued from time-to-time at indeterminate prices. This registration statement also covers an indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder.



(2) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.



(3) Of the total amount owed, $31,170.75 was paid on August 26, 1999, in connection with the filing of the Registration Statement on Form S-1 that is amended by this Registration Statement.



    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


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       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE   , 2000


PROSPECTUS


                                     [LOGO]



                                  $500,000,000



                         EL PASO ENERGY PARTNERS, L.P.


                               ------------------


     We may offer and sell from time to time up to $500,000,000 in one or more classes or series of any limited partnership interests we are authorized by our partnership agreement to issue, including, but not limited to common units, preference units, subordinate units and any other capital or equity securities in one or more separate offerings with this prospectus. We will determine the prices and terms of the sales at the time of each offering and will describe them in a supplement to this prospectus.



     This prospectus may only be used to offer or sell securities if it is accompanied by a prospectus supplement. The prospectus supplement will contain important information about us and the securities which is not included in this prospectus. You should read this prospectus and the prospectus supplement carefully.



     We may sell these securities to underwriters or dealers, or we may sell them directly to other purchasers. See "Plan of Distribution." The prospectus supplement will list any underwriters and the compensation that they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling these securities, after we pay certain expenses of the offering.



     Our existing common units are listed for trading on the New York Stock Exchange under the symbol "EPN" and our existing preference units are listed under the symbol "EPN.P".



      INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION. SEE "RISK FACTORS" BEGINNING ON PAGE 1.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



              The date of this prospectus is                , 2000

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.



                               TABLE OF CONTENTS



                                                               PAGE
                                                               ----
El Paso Energy Partners, L.P. ..............................   iii
About this Prospectus.......................................   iii
Forward-Looking Statements and Other Information............   iii
Where You Can Find More Information.........................    iv
Incorporation of Documents by Reference.....................    iv
Risk Factors................................................     1
  Risks Related to Our Business.............................     1
  Risks Inherent in an Investment in Our Limited Partner
     Interests..............................................     6
  Conflicts of Interest Risks...............................     8
  Risks Related to Our Legal Structure......................    11
  Tax Risks.................................................    12
Use of Proceeds.............................................    15
Description of Limited Partner Interests....................    16
Certain Other Partnership Agreement Provisions..............    25
Income Tax Considerations...................................    30
Investment by Employee Benefit Plans........................    45
Plan of Distribution........................................    46
Legal Matters...............................................    47
Experts.....................................................    47

                         EL PASO ENERGY PARTNERS, L.P.



     We are one of the largest publicly-traded limited partnerships. Formed in 1993, we provide integrated energy services, including those relating to gathering, transportation and other midstream activities. We are a leading provider of gathering, transportation and other related midstream energy services in the flextrend and deepwater trends in the Gulf of Mexico, offshore of Louisiana and Texas. In addition, we have onshore assets and operations. Our objective is to increase the value of our limited and general partnership interests by acquiring and developing offshore and onshore midstream energy assets in order to consistently grow cash flow and increase distributions to our unitholders.



     El Paso Energy Corporation, which manages our day-to-day operations and our strategic direction through its ownership of our general partner, plans to use us as one of its primary vehicles for acquiring and developing midstream onshore and offshore energy infrastructure assets. With over $16 billion in assets, El Paso Energy is engaged through its subsidiaries and affiliates in the interstate and intrastate transportation, gathering, processing, and storage of natural gas; the marketing of natural gas, power, and other energy-related commodities; the generation of power; the development and operation of energy infrastructure facilities worldwide; and the domestic exploration and production of oil and natural gas. El Paso Energy also owns the only integrated coast-to-coast natural gas pipeline system in the United States. On May 5, 2000, the stockholders of both El Paso Energy and The Coastal Corporation overwhelmingly voted in favor of matters relating to merging the two organizations to form one of the world's leading integrated energy companies, with total assets in excess of $32 billion. The completion of that merger is subject to the satisfaction of customary conditions to closing, including regulatory approval.



     For purposes of this prospectus, unless the context otherwise indicates, when we refer to "us," "we," "our," "ours" or the "Partnership," we are describing ourselves, El Paso Energy Partners, L.P., together with our subsidiaries.



                             ABOUT THIS PROSPECTUS



     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings up to a total amount of $500,000,000. This prospectus provides you with a general description of us and the securities. Each time we sell securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate
as of                , 2000. You should carefully read both this prospectus and any prospectus supplement, together with additional information described under
the heading "Where You Can Find More Information" beginning on page   .


                FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION


     This prospectus, any prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. The words "believe," "expect," "estimate," "could," "intend," "may," "plan," "predict," "project," "will" and "anticipate" and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These include the following:



     - the amount and nature of future capital expenditures;



     - business strategy and measures to carry out strategy;



     - competitive strengths;



     - goals and plans;



     - expansion and growth of our business and operations;

     - references to intentions as to future matters; and



     - other similar matters.



A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.



     You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.



                      WHERE YOU CAN FIND MORE INFORMATION



     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and/or copy these reports and other information at offices maintained by the SEC, including:


     - the principal offices of the SEC located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549;

     - the Regional Offices of the SEC located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511;

     - the Regional Offices of the SEC located at 7 World Trade Center, New York, New York 10048; and

     - the SEC's website at http://www.sec.gov.


     You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Further, you can inspect similar information at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, New York 10005.


                    INCORPORATION OF DOCUMENTS BY REFERENCE


     The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in this prospectus until we sell all of the limited partner interests offered by this prospectus.



     - Annual Report on Form 10-K for the year ended December 31, 1999;



     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;



     - Current Report on Form 8-K filed April 4, 2000; and



     - Current Report on Form 8-K/A filed June 5, 2000.

     - You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:



       El Paso Energy Partners, L.P.


       El Paso Energy Building


       1001 Louisiana Street, 26th Floor


       Houston, Texas 77002


       (713) 420-2131


       Attention: Investor Relations

                                  RISK FACTORS


     LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION, ALTHOUGH MANY OF THE BUSINESS RISKS TO WHICH WE ARE SUBJECT ARE SIMILAR TO THOSE THAT WOULD BE FACED BY A CORPORATION ENGAGED IN THE SAME BUSINESS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, TOGETHER WITH OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND THE INFORMATION WE HAVE INCORPORATED BY REFERENCE BEFORE INVESTING IN LIMITED PARTNER INTERESTS.



     This prospectus and any prospectus supplement includes, or may include, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, in particular, the statements about our plans, strategies and prospects. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve such plans, intentions or expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus and in any prospectus supplement are set forth below and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.



RISKS RELATED TO OUR BUSINESS


     OUR ABILITY TO DISTRIBUTE CASH TO YOU DEPENDS ON FACTORS OUT OF OUR CONTROL, INCLUDING THE RATES FOR, AND VOLUME OF, PRODUCTION THAT WE HANDLE.

     We do not guarantee that we will make cash distributions to you. Our ability to make cash distributions, as well as our ability to make payments on our indebtedness and to fund future working capital, capital expenditures and other general corporate requirements will depend on our ability to generate cash in the future. This, to a certain extent, is subject to economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.


     Our future performance and, therefore, our ability to make cash distributions will largely depend on the volume of, and rates for, the natural gas and oil handled by our pipelines, platforms and other energy infrastructure assets. Many factors outside of our control can affect these volumes and rates. The following factors, among others, affect the rates that our pipelines and other facilities may charge:


     - commodity prices for the production handled;


     - regional, domestic and international supply and demand;



     - energy legislation;



     - federal or state taxes, if any, on the sale or transportation of natural gas and natural gas liquids;



     - abundance of supplies of alternative energy sources;



     - future production and development costs;



     - competition from others; and



     - the maximum rates established by the FERC for our regulated facilities.



Any decrease in the rates charged or volumes handled by any of our pipelines and other facilities could reduce our available cash. Accordingly, we cannot assure you that we will be able to continue to generate enough cash flow to satisfy our existing commitments, including paying our indebtedness, funding our other liquidity needs, including the purchase, construction or other acquisition of assets or businesses in the future, and making cash distributions to you.

     OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY RESTRICT OUR ABILITY TO OPERATE, AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM MAKING DISTRIBUTIONS TO YOU.



     We have a significant amount of indebtedness and the ability to incur more indebtedness. In May 1999, we issued $175.0 million of 10 3/8% senior subordinated notes due in 2009, which are supported by guarantees of our subsidiaries. We are also party to a $375.0 million revolving credit facility, which is collateralized by a pledge of the equity of our subsidiaries and substantially all of our other assets and supported by guarantees of our subsidiaries. As of May 31, 2000, we had $364.0 million outstanding under this revolving credit facility and would have been permitted to borrow up to an additional $11.0 million.



     We must comply with various affirmative and negative covenants contained in the indenture related to our senior subordinated notes and our revolving credit facility. Among other things, these covenants limit our ability to:



     - incur additional indebtedness or liens;



     - make payments in respect of or redeem or acquire any debt or equity issued by us;



     - sell assets;



     - make loans or investments;



     - acquire or be acquired by other companies; and



     - amend some of our contracts.



Our indebtedness also requires us to make mandatory repayments under certain circumstances, including when we sell certain assets, fail to achieve or maintain certain financial targets or experience a change in control. We cannot prepay the balance outstanding under our senior subordinated notes without incurring substantial economic penalties.



     The restrictions under our indebtedness may prevent us from engaging in certain transactions which might otherwise be considered beneficial to us. In addition, our substantial indebtedness could have other important consequences to you. For example, it could:


     - increase our vulnerability to general adverse economic and industry conditions;


     - limit our ability to make distributions to you, to fund future working capital, capital expenditures and other general partnership requirements, to engage in future acquisitions, construction or development activities, or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness or to comply with any restrictive terms of our indebtedness;


     - limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate; and

     - place us at a competitive disadvantage as compared to our competitors that have less debt.


     We may incur additional indebtedness in the future, either under our existing credit agreement, under joint venture credit agreements, on a project finance or similar basis, or a combination of any of these. If we incur additional indebtedness in the future, it would be under our existing credit agreement or under arrangements which may have terms and conditions at least as restrictive as those contained in our existing credit agreement. Failure to comply with the terms and conditions of any existing or future indebtedness would constitute an event of default. If an event of default occurs, the lenders will have the right to accelerate the maturity of such indebtedness and foreclose upon the collateral, if any, securing that indebtedness. Such an event could limit our ability to make cash distributions to you, and could adversely affect the market price of our securities.

     POTENTIAL FUTURE ACQUISITIONS AND EXPANSIONS MAY ADVERSELY AFFECT OUR BUSINESS BY SUBSTANTIALLY INCREASING THE LEVEL OF OUR INDEBTEDNESS AND CONTINGENT LIABILITIES AND INCREASING OUR RISKS OF BEING UNABLE TO EFFECTIVELY INTEGRATE THESE NEW OPERATIONS.



     Part of our business strategy includes purchasing, constructing and otherwise acquiring assets, including entire businesses, that we believe will present opportunities to realize synergies, expand our role in the energy infrastructure business, increase our market position or ultimately increase distributions to unitholders. Although we intend to continue to expand our business through acquisitions, this strategy may require substantial capital, and we may not be able to raise the necessary funds on satisfactory terms or at all.



     We regularly engage in discussions with respect to potential acquisition and investment opportunities. If we consummate any future acquisitions, our capitalization and results of operations may change significantly and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds.



     We are currently considering some specific future acquisitions or investments, although we cannot assure you that we will be able to reach agreement with respect to any of these opportunities. If consummated, any acquisition or investment would likely result in the incurrence of indebtedness and contingent liabilities and an increase in interest expense and amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect upon our business.



     While, historically, our operations have been focused primarily on pipelines, platforms and other energy infrastructure assets in the Gulf of Mexico, our current strategy contemplates substantial growth through the acquisition and development of a wider range of midstream and other energy infrastructure assets, including onshore and offshore, domestic and foreign, and pipeline and non-pipeline assets. Acquisitions and business expansions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies or business segments, inefficiencies and difficulties which arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas and the diversion of management's attention from other business concerns. Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined. Management and other personnel must devote substantial time to integrate an acquired business with existing operations, for instance, and these efforts may temporarily distract their attention from day-to-day business, the development or acquisition of new businesses and other business opportunities. For all of these reasons, as acquisitions and expansions occur, our business could be adversely affected.



     OUR ACTUAL PROJECT COSTS COULD EXCEED OUR FORECAST, AND OUR CASH FLOW FROM PROJECTS MAY NOT BE IMMEDIATE.



     Our forecast contemplates significant expenditures for the purchase, construction or other acquisition of pipelines and related infrastructure, including some projects with significant technological challenges. Underwater operations, especially those in water depths in excess of 600 feet, are very expensive and involve much more uncertainty and risk than other operations. Further, if a problem occurs, the solution, if one exists, may be very expensive and time consuming. Accordingly, there is an increase in the frequency and amount of cost overruns related to underwater operations, especially in depths in excess of 600 feet. We cannot assure you that we will be able to complete our projects at the costs currently estimated. If we experience material cost overruns, we would have to finance these overruns using one or more of the following methods:



     - using cash from operations;



     - delaying other planned projects; or



     - issuing additional debt or equity.

Any or all of these methods may not be available when needed or may adversely affect our future results of operations.



     Our revenues and cash flow may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline or platform or expand an existing facility, the construction may occur over an extended period of time and we may not receive any material increase in revenue or cash flow from that project until after it is placed in service and customers enter into binding arrangements. If our revenues and cash flow do not increase at projected levels because of substantial unanticipated delays of any future projects, we might not meet our obligations as they become due.


     WE WILL FACE COMPETITION FROM THIRD PARTIES TO HANDLE ANY NEW PRODUCTION.


     Even if additional reserves exist in the areas accessed by our pipelines and other facilities and are ultimately produced, we cannot assure you that any of these reserves will be gathered, transported, processed or otherwise handled by us. We would compete with others, including producers of oil and natural gas, for any such production on the basis of many factors, including:


     - geographic proximity to the production;

     - costs of connection;

     - available capacity;

     - rates; and


     - access to onshore markets.



     FERC REGULATION AND A CHANGING REGULATORY ENVIRONMENT COULD AFFECT OUR CASH FLOW.



     The FERC extensively regulates certain of our pipelines and other facilities. This regulation extends to such matters as:


     - rate structures;

     - rates of return on equity;

     - the services that our regulated pipelines are permitted to perform;


     - our ability to seek recovery of various categories of costs;


     - the acquisition, construction and disposition of assets; and


     - to an extent, the level of competition in that regulated industry.


     Given the extent of this regulation, the extensive changes in FERC policy over the last several years, the evolving nature of regulation and the possibility for additional changes, we cannot assure you that the current regulatory regime will remain unchanged or of the effect any changes in that regime would have on our financial position, results of operations or cash flows.

     All but one of our regulated pipelines is over 20 years old. As a result, each such pipeline has depreciated significant portions of its initial capital expenditures. Unless those pipelines make additional capital expenditures, they could be fully depreciated within a couple of years. This would reduce the rate base and increase the likelihood that FERC would reduce the approved rates for each of those pipelines.


     A NATURAL DISASTER, CATASTROPHE OR OTHER INTERRUPTION EVENT COULD DAMAGE PIPELINES AND OTHER FACILITIES THAT ARE OWNED BY US OR THAT DELIVER NATURAL GAS OR OIL TO US, WHICH COULD CURTAIL OUR OPERATIONS AND, POSSIBLY, ADVERSELY AFFECT OUR CASH FLOW.



     If one or more pipelines or other facilities that are owned by us or that deliver natural gas or oil to us is damaged by severe weather or any other natural disaster, accident, catastrophe or other event, our operations could be significantly interrupted. Similar interruptions could result from damage to production facilities or other production stoppages arising from factors beyond our control. These interruptions might range from a week or less for a minor incident to six months or a year or more for a major interruption. Any event that interrupts the fees generated by our pipelines or other income-producing assets, or which causes us to make significant expenditures not covered by insurance, could adversely impact the market price of our limited partner interests and the amount of cash available for distribution to our limited partners. Further, although we carry limited business interruption insurance, which we consider to be appropriate, it would not cover many interruptions that might occur, and in the future we may not be able to obtain other desirable insurance on commercially reasonable terms.


     ENVIRONMENTAL COSTS AND LIABILITIES AND CHANGING ENVIRONMENTAL REGULATION COULD AFFECT OUR CASH FLOW.

     Our operations are subject to extensive federal, state and local regulatory requirements relating to environmental affairs, health and safety, waste management and chemical products. Governmental authorities have the power to enforce compliance with applicable regulations and permits and to subject violators to civil and criminal penalties, including civil fines, injunctions or both. Third parties may also have the right to pursue legal actions to enforce compliance. We will probably make expenditures in connection with environmental matters as part of normal capital expenditure programs. However, future environmental law developments, such as stricter laws, regulations or enforcement policies, could significantly increase our cost of handling, manufacture, use, emission or disposal of substances or wastes. Moreover, as with other companies engaged in similar or related businesses, our operations always have some risk of environmental costs and liabilities because we handle petroleum products. We cannot assure you that we will not incur material environmental costs and liabilities.


     THE FUTURE PERFORMANCE OF OUR PRODUCTION HANDLING OPERATIONS, AND THUS OUR ABILITY TO MAINTAIN OUR CASH DISTRIBUTIONS, DEPENDS ON SUCCESSFUL EXPLORATION AND DEVELOPMENT OF ADDITIONAL OIL AND NATURAL GAS RESERVES.



     The natural gas and oil reserves available to our pipelines and other production handling infrastructure from existing wells naturally decline over time. In order to offset this natural decline, our pipelines and other infrastructure must access additional reserves. Additionally, some of the projects we have planned or recently completed are dependent on reserves that we expect to be produced from newly discovered properties which producers are currently developing. This means that our long-term prospects depend upon the successful exploration and development of additional reserves in areas accessible to our pipelines and other infrastructure, such as El Paso Energy's Prince Field.



     Finding and developing new natural gas and oil reserves from offshore properties is very expensive. The flextrend (water depths of 600 to 1,500 feet) and deepwater (water depths greater than 1,500 feet) areas, especially, will require large capital expenditures by producers for exploration, development drilling, installation of production facilities and pipeline extensions to reach the new wells.



     Many economic and business factors out of our control can adversely affect the decision by any producer to explore for and develop new reserves. These factors include relatively low natural gas and oil prices, cost and availability of equipment, capital budget limitations or the lack of available capital. We cannot assure you that additional reserves, if discovered, would be developed in the near future or at all. For example, because of the level to which hydrocarbon prices declined during 1998 and the first quarter of 1999, overall oil and natural gas activity in the Gulf of Mexico declined in relation to prior years. If hydrocarbon prices decline to those levels again or capital spending by the energy industry continues to decrease or remains at low levels for prolonged periods, our results of operations and cash flow could suffer.



     PRICE AND VOLUME VOLATILITY IS SUBSTANTIALLY OUT OF OUR CONTROL AND IT COULD HAVE AN ADVERSE AFFECT ON REVENUES AND CASH FLOW FROM OUR PRODUCING OIL AND NATURAL GAS PROPERTIES.



     Revenues and cash flows from our producing oil and natural gas properties will be substantially affected by our future production from those properties and the prices we receive for that production, both of which are often beyond our ability to control. In 1998, oil and natural gas prices dramatically declined, and although prices have since improved, we cannot assure you that there will not be future declines in commodity prices.



     WE HAVE EXPOSURE TO MOVEMENTS IN INTEREST RATES AND COMMODITY PRICES RELATING TO OUR NATURAL GAS AND OIL PRODUCTION, WHICH WE HEDGE USING FINANCIAL DERIVATIVE INSTRUMENTS.



     We have exposure to movements in interest rates and commodity prices relating to our natural gas and oil production, which we hedge using financial derivative instruments. Our results of operations, and our cash flows, could be materially adversely affected by significant increases in interest rates or declines in natural gas and oil commodity prices. The interest rate on our senior notes is fixed and the interest rates on our other indebtedness and the indebtedness of our joint ventures are variable. In addition, the prices we receive for natural gas and oil production vary from month to month.



     We try to limit a portion of the adverse effects resulting from changes in natural gas and oil commodity prices by using financial derivative instruments and other hedging mechanisms. To the extent we hedge our commodity price exposure, we forego the benefits we would otherwise experience if commodity prices were to increase. In addition, even though our management monitors our hedging activities, we could experience losses resulting from them. Such losses could occur under various circumstances, including if the other party to our hedge does not perform its obligations under the hedge arrangement, our hedge is imperfect, or our hedging policies and procedures are not followed.



RISKS INHERENT IN AN INVESTMENT IN OUR LIMITED PARTNER INTERESTS



     YOU WILL HAVE LIMITED VOTING RIGHTS AND WILL NOT CONTROL OUR GENERAL
PARTNER.



     Unlike the holder of capital stock in a corporation, you only have limited voting rights on matters affecting our business. Our general partner, whose directors you do not elect, manages our activities. You will have no right to elect our general partner on an annual or any other continuing basis. If our general partner voluntarily withdraws, however, the holders of a majority of our outstanding limited partner interests (excluding for purposes of such determination interests owned by the withdrawing general partner and its affiliates) may elect its successor.



     Our general partner may not be removed as our general partner except upon approval by the affirmative vote of the holders of at least 55% of our outstanding limited partner interests (including limited partner interests owned by our general partner and its affiliates), subject to the satisfaction of certain conditions. Any removal of our general partner is not effective until the holders of a majority of our outstanding limited partner interests approve a successor general partner. Before the holders of outstanding limited partner interests may remove our general partner, they must receive an opinion of counsel that:



     - such action will not result in the loss of limited liability of any limited partner or of any member of any of our subsidiaries or cause us or any of our subsidiaries to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes; and



     - all required consents by any regulatory authorities have been obtained.



     Our general partner has agreed not to withdraw voluntarily as our general partner on or before December 31, 2002 (with limited exceptions), unless the holders of at least a majority of our outstanding limited partner interests (excluding limited partner interests owned by our general partner and its affiliates) approve the withdrawal. The withdrawal or removal of our general partner as our general partner would effectively result in its concurrent withdrawal or removal as the manager of our subsidiaries.



     WE MAY ISSUE ADDITIONAL SECURITIES, DILUTING YOUR INTERESTS.



     We can issue additional common units, preference units and other capital securities representing limited partner interests, including securities with rights to distributions and allocations or in liquidation equal or superior to the securities described in this prospectus and any prospectus supplement, for any amount and on any terms and conditions established by our general partner. If we issue more limited partner interests, it will reduce your proportionate ownership interest in us. This could cause the market price of your securities to fall and reduce the cash distributions paid to our limited partners. Further, we have the ability to issue partnership interests with voting rights superior to yours. If we issued any such securities, it could adversely affect your voting power.



     YOU MAY NOT HAVE LIMITED LIABILITY IN THE CIRCUMSTANCES DESCRIBED BELOW AND MAY BE LIABLE FOR THE RETURN OF DISTRIBUTIONS THAT CAUSE OUR LIABILITIES TO EXCEED OUR ASSETS.



     We currently conduct our business in Texas, Alabama and Louisiana, and plan to expand our business into more states. In some states, the limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established. To the extent we conduct business in one of those states, you might be held liable for our obligations as if you were a general partner if:



     - a court or government agency determined that we had not complied with that state's partnership statute; or



     - our unitholders' rights to act together to remove or replace our general partner or take other actions under our partnership agreement were to constitute "control" of our business under that state's partnership statute.



In addition, under Delaware law, an assignee who becomes a substitute limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities that were unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.



     You will not be liable for assessments in addition to your initial capital investment in any of our capital securities representing limited partnership interests. However, you may be required to repay to us amounts wrongfully returned or distributed to you under some circumstances. Under Delaware law, we may not make a distribution to you if the distribution causes our liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of our assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.



     OUR GENERAL PARTNER HAS A LIMITED CALL RIGHT THAT MAY REQUIRE YOU TO SELL YOUR LIMITED PARTNER INTERESTS AT AN UNDESIRABLE TIME OR PRICE.



     If at any time our general partner and its affiliates hold 85% or more of any class or series of our issued and outstanding limited partner interests, our general partner will have the right to purchase all, but not less than all, of the outstanding securities of that class or series held by nonaffiliates. This purchase would take place as of a record date which would be selected by our general partner, on at least 30 but not more than 60 days' notice. Our general partner may assign and transfer this call right to any of its affiliates or to us. If our general partner (or its assignee) exercises this call right, it must purchase the securities at the higher of (1) the highest cash price paid by our general partner or its affiliates for any unit or other limited partner interest purchased within the 90 days preceding the date our general partner mails notice of the election to call the units or other limited partner interests or (2) the average of the last reported sales price per unit or other limited partner interest over the 20 trading days preceding the date five days before our general partner mails such notice. Accordingly, under certain circumstances you may be required to sell your limited partner interests against your will and the price you receive for those securities may be less than you would like to receive.



     IF YOU DO NOT DELIVER A TRANSFER APPLICATION TO US IN ACCORDANCE WITH THE TERMS OF OUR PARTNERSHIP AGREEMENT, OR IF YOU ARE NOT A U.S. RESIDENT, OR IF YOU OTHERWISE DO NOT SATISFY THE REQUIREMENTS SET FORTH IN

OUR TRANSFER APPLICATION, YOU MAY NOT BECOME A LIMITED PARTNER, AND WE MAY REDEEM THE LIMITED PARTNER INTERESTS YOU INTENDED TO PURCHASE.



     All purchasers of our existing units, and potentially any purchasers of limited partner interests we issue in the future, who wish to become holders of record and receive cash distributions must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by our partnership agreement and is eligible to purchase our securities. A person purchasing our existing units, or possibly limited partner interests we issue in the future, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Further, our general partner may request each record holder to furnish certain information, including that holder's nationality, citizenship or other related status. An investor who is not a U.S. resident may not be eligible to become a record holder or one of our limited partners. If the record holder fails to furnish the information or if our general partner determines, on the basis of the information furnished by the holder in response to the request, that such holder is not qualified to become one of our limited partners, our general partner may be substituted as a holder for the record holder, who will then be treated as a non-citizen assignee, and we will have the right to redeem those securities held by the record holder.



CONFLICTS OF INTEREST RISKS



     EL PASO ENERGY AND ITS AFFILIATES HAVE CONFLICTS OF INTEREST WITH US AND, ACCORDINGLY, YOU.



     We have potential and existing conflicts of interest with El Paso Energy and its affiliates in four general areas:



     - we often enter into transactions with each other, including some relating to operating and managing assets, acquiring and selling assets, and performing services;



     - we often share personnel, assets, systems and other resources;



     - from time to time, we compete for business and customers; and



     - from time to time, we both may have an interest in acquiring the same asset, business or other business opportunity.



Through its ownership of our general partner, El Paso Energy manages our day-to-day operations and strategic direction. Accordingly, it makes the final determination regarding how any particular conflict of interest is resolved.



     In the future, we expect to encounter more transactions and other activities in which we have a conflict of interest with El Paso Energy and its affiliates resulting from our growth and our strategic expansion into new businesses and geographic areas. We intend to provide integrated energy services and solutions, without regard to geographic limitations, which may conflict with El Paso Energy's worldwide operations. Some more recent transactions involving us in which El Paso Energy and its affiliates had a conflict of interest include:



     - in March 2000, we purchased a natural gas gathering system located in Alabama from a subsidiary of El Paso Energy;



     - in March, 2000, we entered into a letter of intent relating to platform construction and processing for the development of El Paso Energy's Prince Field;



     - in October 1998, we purchased the Ewing Bank 958 Unit from El Paso Energy, and, in October 1999, we executed an agreement with El Paso Production GOM, Inc. (formerly Sonat Production GOM, Inc.) to farmout our working interest in the Ewing Bank 958 Unit;



     - In September 1999, we entered into an agreement with an affiliate of El Paso Energy pursuant to which it operates the facilities of Deepwater Holdings and its subsidiaries on our behalf.

     - in June 1999, we purchased substantially all of El Paso Energy's interest in the Viosca Knoll gathering system; and



     - pursuant to a management agreement, subsidiaries of El Paso Energy provide us administrative and operational services.



     We expect to enter into substantial transactions with El Paso Energy and its affiliates in the future, because of the businesses and areas in which we and El Paso Energy currently operate, as well as those in which we plan to operate in the future. In addition, on May 5, 2000, stockholders of both El Paso Energy and The Coastal Corporation voted in favor of matters related to El Paso Energy's merger with Coastal, subject to obtaining necessary regulatory approvals. If El Paso Energy completes its merger with Coastal, we would anticipate more transactions with El Paso Energy and its affiliates.



     In addition, we and our general partner and its affiliates share and, therefore will compete for, the time and effort of general partner personnel who provide services to us. Officers of the general partner and its affiliates do not, and will not be required to, spend any specified percentage or amount of time on our business. Since these shared officers function as both our representatives and those of our general partner and its affiliates, conflicts of interest could arise between our general partner and its affiliates, on the one hand, and us or you, on the other.



     In most instances in which an actual or potential conflict of interest arises between us, on the one hand, and our general partner or its affiliates, on the other hand, there will be a benefit to our general partner or its affiliates in which neither we nor you will share. Such conflicts may arise in situations which include:



     - compensation paid to the general partner, which includes incentive distributions and reimbursements for reasonable general and administrative expenses;



     - payments to the general partner and its affiliates for any services rendered to us or on our behalf;



     - our general partner's determination of which direct and indirect costs we must reimburse;



     - decisions to enter into and the terms of transactions between us and our general partner or any of its affiliates, including transactions involving joint ventures, acquisitions and gathering and transportation;



     - the acquisition or operation of businesses by our general partner or its affiliates that would compete with us; and



     - our general partner's determination to establish cash reserves under certain circumstances and thereby decrease cash available for distributions to you.



     Through its ownership of our general partner, El Paso Energy manages our day-to-day operations and strategic direction. It elects all of our general partner's directors, who in turn select all of our executive officers and those of the general partner. In addition, El Paso Energy's beneficial ownership interest in our outstanding partnership interests could have a substantial effect on the outcome of some actions requiring partner approval. Accordingly, subject to certain minimum legal requirements, El Paso Energy makes the final determination regarding how any particular conflict of interest is resolved.



     We cannot assure you that El Paso Energy and its affiliates will always act in your best interest, even though doing so may appear to:



     - protect and enhance El Paso Energy's substantial investment in us;



     - generate substantial cash flows to El Paso Energy; and



     - provide El Paso Energy with efficiently priced capital for its planned acquisitions.

     Although El Paso Energy plans to use us as one of its primary vehicles for acquiring and developing midstream onshore and offshore energy infrastructure assets, it is neither contractually nor legally bound to do so, and it may reconsider at any time, without notice. Further, El Paso Energy is not required to pursue any business strategy that will favor our business opportunities over the business opportunities of El Paso Energy or any of its affiliates (or any of our other competitors acquired by El Paso Energy). In fact, El Paso Energy may have financial motives to favor our competitors. El Paso Energy and its subsidiaries (many of which are wholly owned) operate in some of the same lines of business and in some of the same geographic areas in which we operate.



     CASH RESERVES, EXPENDITURES AND OTHER MATTERS WITHIN THE DISCRETION OF OUR GENERAL PARTNER MAY AFFECT DISTRIBUTIONS.


     Our general partner has broad discretion to establish and make additions to cash reserves for any proper partnership purpose, including reserves for the purpose of:


     - providing for future operating and capital expenditures;



     - providing for debt service;



     - providing funds for up to the next four quarterly distributions;



     - stabilizing distributions of cash to capital security holders;



     - complying with the terms of any agreement or obligation of ours; and



     - providing for a discretionary reserve amount.



     The timing and amount of additions to discretionary reserves could significantly reduce potential distributions that you could receive or ultimately affect who gets the distribution. The reduction or elimination of a previously established reserve in a particular quarter will result in a higher level of cash available for distribution than would otherwise be available in such quarter. Depending upon the resulting level of cash available for distribution, our general partner may receive incentive distributions which it would not have otherwise received. Thus, our general partner could have a conflict of interest in determining the amount and timing of any increases or decreases in reserves. Our general partner receives the following compensation:



     - distributions in respect of its general and limited partner interests in us;



     - distributions in respect of its 1.01% interest in each of our subsidiaries organized as a limited liability company;



     - the incentive distributions described in the section entitled "Description of Limited Partner Interests -- Rights to Cash Distributions" beginning on page 16; and



     - reimbursements for reasonable general and administrative expenses, and other reasonable expenses, incurred by our general partner and its affiliates for or on our behalf.



Our partnership agreement was not, and many of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, were not and may not be the result of arm's-length negotiations.



     In addition, increases to reserves (other than the discretionary reserve amount provided for in the partnership agreement) will reduce our cash from operations, which under certain limited circumstances could result in certain distributions to be attributable to interim capital transactions rather than to cash from operations. If a cash distribution was attributable to an interim capital transaction, (1) 99% of the distribution would be made pro rata to all limited partners and (2) the distribution would be deemed a return of a portion of an investor's investment in his partnership interest and would reduce each of our general partner's target distribution levels proportionately.

     OUR PARTNERSHIP AGREEMENT PURPORTS TO LIMIT OUR GENERAL PARTNER'S FIDUCIARY DUTIES AND CERTAIN OTHER OBLIGATIONS RELATING TO US.



     Although our general partner owes certain fiduciary duties to us and will be liable for all our debts, other than non-recourse debts, to the extent not paid by us, certain provisions of our partnership agreement contain exculpatory language purporting to limit the liability of our general partner to us and you. For example, the partnership agreement provides that:



     - borrowings of money by us, or the approval thereof by our general partner, will not constitute a breach of any duty of our general partner to us or you whether or not the purpose or effect of the borrowing is to permit distributions on our limited partner interests or to result in or increase incentive distributions to our general partner;



     - any action taken by our general partner consistent with the standards of reasonable discretion set forth in certain definitions in our partnership agreement will be deemed not to breach any duty of our general partner to us or to you; and



     - in the absence of bad faith by our general partner, the resolution of conflicts of interest by our general partner will not constitute a breach of the partnership agreement or a breach of any standard of care or duty.



     Provisions of the partnership agreement also purport to modify the fiduciary duty standards to which our general partner would otherwise be subject under Delaware law, under which a general partner owes its limited partners the highest duties of good faith, fairness and loyalty. The duty of loyalty would generally prohibit our general partner from taking any action or engaging in any transaction as to which it had a conflict of interest. The partnership agreement permits our general partner to exercise the discretion and authority granted to it in that agreement in managing us and in conducting its retained operations, so long as its actions are not inconsistent with our interests. Our general partner and its officers and directors may not be liable to us or to you for certain actions or omissions which might otherwise be deemed to be a breach of fiduciary duty under Delaware or other applicable state law. Further, the partnership agreement requires us to indemnify our general partner to the fullest extent permitted by law, which indemnification, in light of the exculpatory provisions in the partnership agreement, could result in us indemnifying our general partner for negligent acts. Neither El Paso Energy nor any of its other affiliates, other than our general partner, owes fiduciary duties to us.



     OUR GENERAL PARTNER AND ITS AFFILIATES MAY SELL UNITS OR OTHER LIMITED PARTNER INTERESTS IN THE TRADING MARKET, WHICH COULD REDUCE THE MARKET PRICE OF YOUR SECURITIES.



     As of the date of this prospectus, our general partner and its affiliates own 8,953,764 common units. In the future, they may acquire additional interest or dispose of some or all of their interest. If they were to dispose of a substantial portion of their interest in the trading markets, it could reduce the market price of your securities. Our partnership agreement, and other agreements to which we are party, allow our general partner and certain of its affiliates to cause us to register for sale the units held by such persons. These registration rights allow our general partner and its affiliates to request registration of those common units and to include any of those common units in a registration of other capital securities by us.


RISKS RELATED TO OUR LEGAL STRUCTURE

     THE INTERRUPTION OF DISTRIBUTIONS TO US FROM OUR SUBSIDIARIES AND JOINT VENTURES MAY AFFECT OUR ABILITY TO MAKE CASH DISTRIBUTIONS TO YOU.


     El Paso Energy Partners, L.P. is a holding company. As such, our primary assets are the capital stock and other equity interests in our subsidiaries and joint ventures. Consequently, our ability to make cash distributions depends upon the earnings and cash flow of our subsidiaries and joint ventures and the distribution of that cash to us. Distributions from our joint ventures are subject to the discretion of their respective management committees. In addition, several of our joint ventures have credit arrangements that contain various restrictive covenants. Among other things, those covenants limit or restrict each such joint venture's ability to make distributions to us under certain circumstances. Further, the joint venture charter documents typically vest in their management committees sole discretion regarding distributions. We cannot assure you that our joint ventures will continue to make distributions to us at current levels or at all.



     Moreover, pursuant to some of the joint venture credit arrangements, we have agreed to return a limited amount of the distributions made to us by the applicable joint venture if certain conditions exist.


     WE CANNOT CAUSE OUR JOINT VENTURES TO TAKE OR NOT TO TAKE CERTAIN ACTIONS UNLESS SOME OR ALL OF OUR JOINT VENTURE PARTNERS AGREE.


     Due to the nature of joint ventures, each partner (including us) in each of our joint ventures has made substantial investments (including contributions and other commitments) in that joint venture and, accordingly, has required that the relevant charter documents contain certain features designed to provide each partner with the opportunity to protect its investment in that joint venture, as well as any other assets which may be substantially dependent on or otherwise affected by the activities of that joint venture. These protective features include a corporate governance structure which requires at least a majority in interest vote to authorize many basic activities and requires a greater voting interest (sometimes up to 100%) to authorize more significant activities. Depending on the particular joint venture, these more significant activities might involve large expenditures or contractual commitments, the construction or acquisition of assets, borrowing money, transactions with affiliates of a joint venture partner, litigation and transactions not in the ordinary course of business, among others. Thus, without the concurrence of joint venture partners with enough voting interests, we cannot cause any of our joint ventures to take or not to take certain actions, even though such actions may be in the best interest of the particular joint venture or us.


     WE DO NOT HAVE THE SAME FLEXIBILITY AS OTHER TYPES OF ORGANIZATIONS TO ACCUMULATE CASH AND EQUITY TO PROTECT AGAINST ILLIQUIDITY IN THE FUTURE.


     Unlike a corporation, our partnership agreement requires us to make quarterly distributions to our partners of all available cash reduced by any amounts reserved for commitments and contingencies, including capital and operating costs and debt service requirements. The value of our units and other limited partner interests will decrease in direct correlation with decreases in the amount we distribute per such securities. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue more equity to recapitalize.


     CHANGES OF CONTROL OF OUR GENERAL PARTNER MAY ADVERSELY AFFECT YOU.


     Our results of operations and, thus, our ability to make cash distributions could be adversely affected if there is a change in management resulting from a change of control of our general partner. Although such an action would result in a change of control under the terms of the indenture governing our publicly-held debt, El Paso Energy is not restricted from selling our general partner or any of the common units or other limited partner interests it holds. As a result, El Paso Energy could sell control of our general partner to another company with less familiarity and experience with our businesses and with different business philosophies and objectives. We cannot assure you that any such acquiror would continue our current business strategy, or even a business strategy economically compatible with our current business strategy.


TAX RISKS


     For general discussion of the expected federal income tax consequences of owning and disposing of our units or other limited partner interests, see "Income Tax Considerations" beginning on page 30.

     WE HAVE NOT RECEIVED A RULING OR ASSURANCES FROM THE IRS ON ANY MATTERS AFFECTING US.


     We have not requested, and will not request, any ruling from the Internal Revenue Service with respect to our classification, or the classification of any of our subsidiaries which are organized as limited liability companies or partnerships, as a partnership for federal income tax purposes or any other matter affecting us or our subsidiaries. Accordingly, the IRS may propose positions that differ from the conclusions expressed by our counsel in this prospectus. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of those conclusions, and some or all of those conclusions ultimately may not be sustained. The limited partners and our general partner will bear, directly or indirectly, the costs of any contest with the IRS.


     OUR TAX TREATMENT DEPENDS ON OUR PARTNERSHIP STATUS.


     Based upon the continued accuracy of the representations of our general partner set forth in "Income Tax Considerations--Partnership Status" on page 31, our counsel believes that under current law and regulations we and our subsidiaries which are limited liability companies or partnerships have been and will be classified as partnerships for federal income tax purposes. However, as stated above, we have not requested, and will not request, any ruling from the IRS as to this status, and our counsel's opinion is not binding on the IRS. In addition, you cannot be sure that those representations will continue to be accurate. If the IRS were to challenge our federal income tax status or the status of one of our subsidiaries, such a challenge could result in (1) an audit of your entire tax return and (2) adjustments to items on that return that are unrelated to the ownership of units or other limited partner interests. In addition, you would bear the cost of any expenses incurred in connection with an examination of your personal tax return. Except as specifically noted, this discussion assumes that we and our subsidiaries which are organized as limited liability companies or partnerships have been and are treated as partnerships for federal income tax purposes.


     If we or any of our subsidiaries which are organized as limited liability companies were taxable as a corporation for federal income tax purposes in any taxable year, its income, gain, losses and deductions would be reflected on its tax return rather than being passed through (proportionately) to you, and its net income would be taxed at corporate rates. In addition, some or all of the distributions made to you would be treated as dividend income and would be reduced as a result of the federal, state and local taxes paid by us or our subsidiaries.


     WE MAINTAIN UNIFORMITY OF OUR LIMITED PARTNER INTERESTS THROUGH NONCONFORMING DEPRECIATION CONVENTIONS.



     Since we cannot match transferors and transferees of our limited partner interests, we must maintain uniformity of the economic and tax characteristics of the limited partner interests to their purchasers. To maintain uniformity and for other reasons, we have adopted certain depreciation conventions which do not conform with all aspects of certain proposed and final Treasury Regulations. The IRS may challenge those conventions and, if such a challenge were sustained, the uniformity or the value of our limited partner interests may be affected. For example, non-uniformity could adversely affect the amount of tax depreciation available to you and could have a negative impact on the value of your limited partner interests.


     WE CAN ONLY DEDUCT CERTAIN LOSSES.

     Any losses that we generate will be available to offset future income (except certain portfolio net income) that we generate and cannot be used to offset income from any other source, including other passive activities or investments.

     YOUR PARTNERSHIP TAX INFORMATION MAY BE AUDITED.


     We will furnish you a substitute Schedule K-1 that sets forth your allocable share of income, gains, losses and deductions. In preparing this schedule, we will use various accounting and reporting conventions and various depreciation and amortization methods we have adopted. You cannot be sure that this schedule will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, our tax return may be audited, and any such audit could result in an audit of your individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit.


     YOUR TAX LIABILITY RESULTING FROM AN INVESTMENT IN OUR LIMITED PARTNER INTERESTS COULD EXCEED ANY CASH YOU RECEIVE AS A DISTRIBUTION FROM US OR THE PROCEEDS FROM DISPOSITIONS OF THOSE SECURITIES.



     You will be required to pay federal income tax and, in certain cases, state and local income taxes on your allocable share of our income, whether or not you receive any cash distributions from us. You cannot be sure that you will receive cash distributions equal to your allocable share of taxable income from us. In fact, you may incur tax liability in excess of the amount of cash distribution we make to you or the cash you receive on the sale of your units or other limited partner interests.



     TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS SHOULD CAREFULLY CONSIDER OWNERSHIP OF OUR SECURITIES.



     Investment in our securities by tax-exempt organizations and regulated investment companies raises issues unique to such persons. Virtually all of our income allocated to a tax-exempt organization will be unrelated business taxable income and will be taxable to such tax-exempt organization. Additionally, very little of our income will qualify for purposes of determining whether an investor will qualify as a regulated investment company. Furthermore, an investor who is a nonresident alien, a foreign corporation or other foreign person will be required to file federal income tax returns and to pay taxes on his share of our taxable income because he will be regarded as being engaged in a trade or business in the United States as a result of his ownership of units or other limited partnership units.


     WE ARE REGISTERED AS A TAX SHELTER. ANY IRS AUDIT WHICH ADJUSTS OUR RETURNS WOULD ALSO ADJUST YOURS.


     We have been registered with the IRS as a "tax shelter." The tax shelter registration number is 93084000079. As a result, you cannot be sure that we will not be audited by the IRS or that tax adjustments will not be made. If you own less than a 1% profit interest in us, your right to participate in the income tax audit process is limited. Further, any adjustments in our tax returns will lead to adjustments in your returns and may lead to audits of your returns and adjustments of items unrelated to us. You would bear the cost of any expenses incurred in connection with an examination of your personal tax return.



     YOU MAY HAVE NEGATIVE TAX CONSEQUENCES IF WE DEFAULT ON OUR DEBT OR SELL ASSETS.



     If we default on any of our debt, the lenders will have the right to sue us for non-payment. Such an action could cause an investment loss and cause negative tax consequences for you through the realization of taxable income by you without a corresponding cash distribution. Likewise, if we were to dispose of assets and realize a taxable gain while there is substantial debt outstanding and proceeds of the sale were applied to the debt, you could have increased taxable income without a corresponding cash distribution.

                                USE OF PROCEEDS


     Unless we specify otherwise in a related prospectus supplement, the net proceeds (after the payment of offering expenses and underwriting discounts or commissions) we receive from the sale of the limited partner interests offered by this prospectus and any prospectus supplement will be used for general partnership purposes, including constructing, purchasing or otherwise acquiring additional assets and repaying indebtedness.

                    DESCRIPTION OF LIMITED PARTNER INTERESTS



     As of May 31, 2000, we had 26,739,065 common units representing limited partner interests and 289,699 preference units representing limited partner interests outstanding. On that date, the public owned an effective 65.5% interest in us, and El Paso Energy, through its subsidiaries, owned an effective 34.5% economic interest in us, consisting of common units representing limited partner interests, its 1% general partner interest and its approximate 1% non-managing member interest in certain of our subsidiaries.



     The following description sets forth certain general terms and provisions of capital securities representing limited partner interests we are authorized by our partnership agreement to issue. You should refer to the applicable provisions of our partnership agreement, and the documents we have incorporated by reference for a complete statement of the terms and rights of the securities we are authorized to issue.



     The board of directors of our general partner can, without limited partner approval, issue from time to time one or more series or classes of limited partner interest or other capital securities, including capital securities with rights to distributions and allocations or in liquidation equal or superior to the units currently outstanding. The board of directors can also determine the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any series or class and the number of units or other limited partner interests constituting any series or class of capital securities representing limited partner interests.



     If we offer a new series or class of capital securities representing limited partner interests, the particular terms of such securities will be described in a prospectus supplement.



RIGHTS TO CASH DISTRIBUTIONS



     GENERAL. Our limited partner interests (common units and preference units) are capital securities entitled (1) to participate in distributions of available cash that may be made from time to time and (2) in the event we liquidate or wind-up, to share in any of our assets remaining after satisfaction of our liabilities. Except to the extent our general partner has earned the right to receive any incentive distributions, we will distribute 98% of our available cash constituting cash from operations to our limited partners in respect of their common units and preference units and 2% of such available cash to our general partner in respect of its 1% general partner interest and its 1% non-managing member interest. Our general partner will become entitled, as an incentive, to a greater share of the distributions of available cash constituting cash from operations to the extent that available cash exceeds specified target levels that are above $0.275 per unit per quarter, as further described below.



     Our partnership agreement requires us to distribute all of our "available cash," as such term is defined in our partnership agreement. Generally, "available cash" means, for the applicable quarter, all cash receipts for such quarter and any reductions in reserves established in prior quarters less all cash disbursements made in such quarter and additions to reserves, as determined by our general partner. Our partnership agreement characterizes available cash into two categories--"cash from operations" and "cash from interim capital contributions." This distinction affects the amounts distributed to the unitholders relative to our general partner and the priority of distributions to preference unitholders relative to common unitholders. "Cash from operations," which is determined on a cumulative basis, generally refers to all cash generated by the operations of our business (excluding any cash from interim capital transactions), after deducting related cash operating expenditures, cash debt service payments, cash capital expenditures, reserves and certain other items. "Cash from interim capital transactions" will, generally, be generated only by (1) borrowings and sales of debt securities by us (other than for working capital purposes and other than for goods or services purchased on open account in the ordinary course of business), (2) sales of equity interests in us for cash and (3) sales or other voluntary or involuntary dispositions of any of our assets for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business).

     Amounts of cash distributed by us on any date from any source will be treated as a distribution of cash from operations, until the sum of all amounts so distributed to the unitholders and to our general partner (including any incentive distributions) equals the aggregate amount of all cash from operations from February 19, 1993 through the end of the calendar quarter prior to such distribution. Any amount of such cash (irrespective of its source) distributed on such date which, together with prior distributions of cash from operations, is in excess of the aggregate amount of all cash from operations from February 19, 1993 through the end of the calendar quarter prior to such distribution will be deemed to constitute cash from interim capital transactions and will be distributed accordingly. If cash that is deemed to constitute cash from interim capital transactions is distributed in respect of each preference unit in an aggregate amount per preference unit equal to the unrecovered capital with respect thereto, the distinction between cash from operations and cash from interim capital transactions will cease, and all cash will be distributed as cash from operations.


     Capital expenditures that our general partner determines are necessary or desirable to maintain our facilities and operations (as distinguished from capital expenditures made to expand the capacity of such facilities or make strategic acquisitions) will reduce the amount of cash from operations. Therefore, if our general partner were to determine that substantial capital expenditures were necessary or desirable to maintain our facilities, the amount of cash distributions that are deemed to constitute cash from operations would decrease and, if such expenditures were subsequently refinanced and all or a portion of the proceeds distributed to unitholders, the amount of cash distributions deemed to constitute cash from interim capital transactions might increase.

     QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH. Our partnership agreement requires us to distribute available cash for each calendar quarter within 45 days after the end of such quarter.


     PARTICIPATION IN DISTRIBUTIONS. The holders of our common units are entitled to fully participate in quarterly distributions of available cash constituting cash from operations, subject to the right of our general partner to receive the incentive distributions described below, the right of holders of our preference units to receive minimum quarterly distributions and any arrearages, and the right of holders of any capital securities we issue in the future to receive any priority distributions attributable to such securities. The holders of our preference units do not have the right to fully participate in distributions of available cash constituting cash from operations. They do not participate in such distributions in excess of the minimum quarterly distribution amount plus arrearages, if any.



     SENIORITY. The common unit distribution rights with respect to available cash constituting cash from operations (1) are subordinate to the right of preference units to receive the minimum quarterly distribution amount (including arrearages) and (2) until the common units receive an amount equal to the minimum quarterly distribution amount (excluding arrearages), are senior to the right of any other unit or other limited partner interests to receive a share of distributions of available cash constituting cash from operations.


     The holders of our preference units are entitled to receive minimum distributions of available cash constituting cash from operations, for each quarter of $0.275 per preference unit, aggregating $1.10 per preference unit on an annualized basis. Such rights are cumulative, and arrearages will accrue.


     After the holders of our preference units have received distributions of available cash constituting cash from operations, during any relevant quarter equal to the minimum quarterly distribution amount plus any arrearages, but before any other units may participate in distributions of such available cash during such quarter, the holders of our common units or other limited partner interests are entitled to receive during such quarter distributions of such available cash, if any, in an amount up to the minimum quarterly distribution amount. However, our common units do not have cumulative distribution participation rights, and no arrearages will accrue.


     After our preference unit holders and common unitholders are paid the minimum quarterly distribution amount and any arrearages, holders of our common units are entitled to fully participate in quarterly distributions of available cash, subject to the right of our general partner to receive the incentive distributions described below and the rights of holders of any capital securities we may issue in the future.



     In the future, we may issue unlimited amounts of additional capital securities that would participate in, or have preferences with respect to, distributions of available cash constituting cash from operations, whether up to or in excess of the minimum quarterly distribution amount.


     The minimum quarterly distribution and the specified target levels relating to incentive distributions may be adjusted under certain circumstances in accordance with our partnership agreement.

     DISTRIBUTION OF CASH FROM OPERATIONS, UP TO THE MINIMUM QUARTERLY DISTRIBUTION, ON ALL UNITS. Available cash constituting cash from operations in respect of any calendar quarter will be distributed in the following manner:


             first, 98% will be distributed to the preference unitholders, pro rata, and 2% will be distributed to our general partner until there has been distributed in respect of each preference unit an amount equal to the minimum quarterly distribution for such quarter;



             second, 98% will be distributed to the preference unitholders, pro rata, and 2% will be distributed to our general partner until there has been distributed in respect of each preference unit an amount equal to any cumulative arrearages in the minimum quarterly distribution on each preference unit with respect to any prior quarter;



             third, 98% will be distributed to the common unitholders, pro rata, and 2% will be distributed to our general partner until there has been distributed in respect of each common unit an amount equal to the minimum quarterly distribution for such quarter; and


             thereafter, in the manner described under "--Incentive Distributions" below.

Notwithstanding the foregoing, the minimum quarterly distribution is subject to adjustment as described below.


     INCENTIVE DISTRIBUTIONS. Subject to the payment of incentive distributions to our general partner if certain target levels of distributions of available cash constituting cash from operations to preference and common unitholders are achieved, distributions of available cash are effectively made 98% to the limited partners and 2% to our general partner. For any calendar quarter with respect to which available cash constituting cash from operations is distributed in respect of both the preference units and the common units in an amount equal to the minimum quarterly distribution of $0.275 per unit, plus any preference unit arrearages, any additional available cash constituting cash from operations will be allocated between our general partner and the common unitholders at differing percentage rates, which increase the share of such additional available cash allocable to our general partner. As an incentive, in respect of its 2% interest, our general partner's share of such quarterly cash distributions in excess of $0.325 per common unit will increase depending on the relevant target distribution level achieved.


     The following table illustrates the percentage allocation of distributions of available cash among the unitholders and our general partner up to the various target distribution levels.


                                                                        PERCENT OF MARGINAL
                                                     QUARTERLY     AVAILABLE CASH DISTRIBUTED TO
                                                    DISTRIBUTION   -----------------------------
                                                     AMOUNT PER      COMMON
                                                     UNIT UP TO    UNITHOLDERS   GENERAL PARTNER
                                                    ------------   -----------   ---------------
Minimum Quarterly Distribution....................     $0.275          98%              2%
First Target Distribution.........................      0.325          98%              2%
Second Target Distribution........................      0.375          85%             15%
Third Target Distribution.........................      0.425          75%             25%
Thereafter........................................        n/a          50%             50%

     DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS. Distributions on any date by us of available cash constituting cash from interim capital transactions will be distributed 98% to preference and common unitholders, pro rata, and 2% to our general partner until a hypothetical holder of a preference unit acquired on February 19, 1993 has received with respect to such preference unit distributions of available cash constituting cash from interim capital transactions in an amount equal to such preference unit's unrecovered capital (being $10.25 per preference unit less any amounts previously distributed as cash from interim capital transactions) plus accrued arrearages, if any. Thereafter, distributions of available cash that constitute cash from interim capital transactions will be distributed as if they were cash from operations, and because the minimum quarterly distribution and first, second and third target distribution levels will have been reduced to zero as described below, our general partner's share of distributions of available cash will increase, in general, to 50% of all distributions of available cash.



     ADJUSTMENT OF THE MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS. The minimum quarterly distribution, unrecovered capital per unit and the first, second and third target distribution levels will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units (whether effected by a distribution payable in units or otherwise) but not by reason of the issuance of additional units for cash or property. For example, in the event of a two-for-one split of the units (assuming no prior adjustments), then the minimum quarterly distribution, unrecovered capital for a unit and the first, second and third target distribution levels would each be reduced to 50% of its initial level. In addition, if unrecovered capital is reduced as a result of a distribution of available cash constituting cash from interim capital transactions, the minimum quarterly distribution and the first, second and third target distribution levels will be adjusted downward proportionately, by multiplying each such amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the unrecovered capital immediately after giving effect to such distribution and the denominator of which is the unrecovered capital immediately prior to such distribution. "Unrecovered capital" means, generally, the amount by which $10.25 per unit exceeds the aggregate distributions of Cash from Interim Capital Transactions with respect to such unit, as adjusted. For example, the initial unrecovered capital is $10.25 per unit (which was the initial public offering price per unit, as adjusted for a two-for-one split); if cash from interim capital transactions of $7.50 per unit is distributed to unitholders (assuming no prior adjustments), then the amount of the minimum quarterly distribution, and of each of the target distribution levels, would be reduced to 26.8% of its initial level. If and when the unrecovered capital is zero, the minimum quarterly distribution and the first, second and third target distribution levels each will have been reduced to zero, and our general partner's share of distributions of available cash will increase, in general, to 50% of all distributions of available cash. Further, if the minimum quarterly distribution and the first, second and third target distribution levels each have been reduced to zero, then any preference units that have not either been redeemed or converted into common units, if any, (1) will receive no further distributions, (2) will be treated as if they had been redeemed and (3) will cease to be outstanding for all purposes.



     The minimum quarterly distribution and the first, second and third target distribution levels may also be adjusted if legislation is enacted or the interpretation or existing legislation is modified which causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for federal income tax purposes. In such event, the minimum quarterly distribution and the first, second and third target distribution levels for each quarter thereafter would be reduced to an amount equal to the product of (1) each of the minimum quarterly distribution and the first, second and third target distribution levels multiplied by (2) one minus the sum of (a) the estimated effective federal income tax rate to which we are subject as an entity plus (b) the estimated effective overall state and local income tax rate to which we are subject as an entity for the taxable year in which such quarter occurs. For example, if we were to become taxable as an entity for federal income tax purposes and we became subject to a combined estimated effective federal, state and local income tax rate of 38%, then the minimum quarterly distribution, and each of the target distribution levels, would be reduced to 62% of the amount thereof immediately prior to such adjustment.

     Distributions of cash from interim capital transactions will not reduce the minimum quarterly distribution in the quarter in which they are distributed.


     DISTRIBUTION OF CASH UPON LIQUIDATION. Following the commencement of our liquidation, our assets will be sold or otherwise disposed of, and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will, first, be applied to the payment of our creditors in the order of priority provided in the partnership agreement and by law, and thereafter, be distributed to the unitholders and our general partner in accordance with their respective capital account balances, as so adjusted.


     Partners are entitled to liquidation distributions in accordance with capital account balances. The allocations of gain or loss at the time of liquidation are intended to entitle the holders of outstanding preference units to a preference over the holders of outstanding common units upon our liquidation, to the extent of their Unrecovered Capital and any arrearages. However, you cannot be sure that gain or loss will be sufficient to achieve this result. Preference unitholders will not be entitled to share with our general partner and common unitholders in our assets in excess of such Unrecovered Capital and arrearages. The manner of such adjustment is as provided in the partnership agreement. Any gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:



     - first, to our general partner and the holders of units which have negative balances in their capital accounts to the extent of and in proportion to such negative balance;



     - second, 98% to the preference unitholders and 2% to our general partner, until the capital account for each preference unit is equal to the sum of the Unrecovered Capital in respect of such preference unit plus any cumulative arrearages then existing in the payment of the minimum quarterly distribution on such preference unit;



     - third, 98% to the common unitholders and 2% to our general partner until the capital account for each common unit is equal to the Unrecovered Capital in respect of such common unit;



     - fourth, 98% to all unitholders (or, if liquidation occurs after the second anniversary of the preference unit conversion, to all common unitholders) and 2% to our general partner until there has been allocated under this clause fourth an amount per unit equal to (a) the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence, less (b) the amount per unit of any distributions of available cash constituting cash from operations in excess of the minimum quarterly distribution per unit which was distributed 98% to the common unitholders and 2% to our general partner for any quarter of our existence;



     - fifth, 85% to all unitholders (or, if liquidation occurs after the second anniversary of the preference unit conversion, to all common unitholders) and 15% to our general partner until there has been allocated under this clause fifth an amount per unit equal to (a) the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence, less (b) the amount per unit of any distributions of available cash constituting cash from operations in excess of the first target distribution per unit which was distributed 85% to the common unitholders and 15% to our general partner for any quarter of our existence;



     - sixth, 75% to all unitholders (or, if liquidation occurs after the second anniversary of the preference unit conversion, to all common unitholders) and 25% to our general partner until there has been allocated under this clause sixth an amount per unit equal to (a) the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence, less (b) the amount per unit of any distributions of available cash constituting cash from operations in excess of the second target distribution per unit which was distributed 75% to the common unitholders and 25% to our general partner for any quarter of our existence; and



     - thereafter, 50% to all unitholders (or, if liquidation occurs after the second anniversary of the preference unit conversion, to all common unitholders) and 50% to our general partner.

     Any loss or unrealized loss will be allocated to the partners: first, in proportion to the positive balances of the preference unitholders' capital accounts until the preference unitholders' capital account balances are reduced to the amount of their Unrecovered Capital plus any arrearages; second, in proportion to the positive balances in our general partner's and the common unitholders' capital accounts until the common unitholders' capital accounts are reduced to zero; third, in proportion to the positive balances in our general partners' and the preference unitholders' capital accounts until the preference unitholders' capital accounts are reduced to zero; and thereafter, to our general partner.


LIMITED CALL RIGHT


     If, at any time, non-affiliates of our general partner own 15% or less of the issued and outstanding units or other limited partner interests of any class (including common units), then our general partner may call, or assign to us or its affiliates our right to call, such remaining publicly-held units or other limited partner interests at a purchase price equal to the greater of (1) the highest cash price paid by our general partner or its affiliates for any unit or other limited partner interest purchased within the 90 days preceding the date our general partner mails notice of the election to call the units or other limited partner interests or (2) the average of the last reported sales price per unit or other limited partner interest over the 20 trading days preceding the date five days before our general partner mails such notice.


VOTING RIGHTS


     Our general partner manages and operates our business. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner on an annual or other continuing basis. Our general partner may not be removed except pursuant to the vote of the holders of at least 55.0% of our limited partner interests, including limited partner interests owned by our general partner and its affiliates. And to the extent our limited partners do have the right to vote on a particular matter, our general partner and its affiliates will be able to exert influence over such vote because of their effective 34.5% ownership of us as of the date of this prospectus. You are entitled to vote only on the following matters:


     - a merger or consolidation involving us;

     - the sale, exchange or other disposition of all or substantially all of our assets;

     - our conversion into a corporation for tax purposes;


     - the transfer of all of our general partner interest (but not the sale of our general partner);


     - the election of any successor general partner upon the current general partner's withdrawal;

     - the removal of our general partner;

     - our continuation upon an event of dissolution; and

     - certain amendments to our partnership agreement.


     In addition, holders of record of limited partner interests will be entitled to notice of, and to vote at, meetings of our limited partners and to act with respect to matters as to which approvals may be solicited. The partnership agreement provides that limited partner interests held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.



PREEMPTIVE AND DISSENTER'S APPRAISAL RIGHTS



     Holders of limited partner interests do not have preemptive rights and do not have dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation involving us or a sale of substantially all of our assets.

TRANSFER AGENT AND REGISTRAR


     DUTIES. ChaseMellon Shareholder Services acts as the registrar and transfer agent for our preference and common units and receives a fee from us for serving in such capacities. All fees charged by the transfer agent for transfers and withdrawals of units are borne by us and not by the limited partners, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by a limited partner and other similar fees or charges are borne by the affected limited partner. There is no charge to limited partners for disbursements of our distributions of available cash. We indemnify the transfer agent and its agents from certain liabilities.


     RESIGNATION OR REMOVAL. The transfer agent may at any time resign, by notice to us, or be removed by us, such resignation or removal to become effective upon the appointment by our general partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and has accepted such appointment with 30 days after notice of such resignation or removal, our general partner is authorized to act as the transfer agent and registrar until a successor is appointed.


TRANSFER OF LIMITED PARTNER INTERESTS



     Until a unit or other limited partner interest has been transferred on our books, we and the transfer agent may treat the record holder thereof as the absolute owner for all purposes, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such unit or other limited partner interest, except as otherwise required by law. Any transfer of a unit or other limited partner interest will not be recorded by the transfer agent or recognized by us unless certificates representing those units or other limited partner interests are surrendered. When acquiring units or other limited partner interests, the transferee of such units or other limited partner interests:


     - is an assignee until admitted as a substituted limited partner;

     - automatically requests admission as a substituted limited partner;

     - agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

     - represents that such transferee has the capacity and authority to enter into our partnership agreement;

     - grants powers of attorney to our general partner and any liquidator of us;

     - makes the consents and waivers contained in our partnership agreement;
       and

     - certifies that such transferee is an eligible U.S. citizen as required by the FERC.


     An assignee will become a limited partner in respect of the transferred units or other limited partner interests upon the consent of our general partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our general partner. Our units or other limited partner interests are securities and are transferable according to the laws governing transfers of securities.



     In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in respect of the transferred units or other limited partner interests. A purchaser or transferee of units or other limited partner interests who does not become a limited partner obtains only (1) the right to assign the units or other limited partner interests to a purchaser or other transferee and (2) the right to transfer the right to seek admission as a substituted limited partner with respect to the transferred units or other limited partner interests. Thus, a purchaser or transferee of units or other limited partner interests who does not meet the requirements of limited partner admission will not be the record holder of such units or other limited partner interests, will not receive cash distributions unless the units or other limited partner interests are held in a nominee or street name account and the nominee or broker has ensured that such transferee satisfies such requirements of admission with respect to such units or other limited partner interests and may not receive certain federal income tax information or reports furnished to holders of record.


LIQUIDATION RIGHTS


     Following the commencement of our liquidation, assets will be sold or otherwise disposed of, and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The manner of such adjustment is as provided in our partnership agreement. The proceeds of any liquidation will, first, be applied to the payment of our creditors in the order of priority provided in our partnership agreement and by law, and thereafter, be distributed to the limited partners and our general partner in accordance with their respective capital account balances, as so adjusted.



     Partners are entitled to liquidation distributions in accordance with capital account balances. The allocations of gain or loss at the time of liquidation are intended to entitle the holders of outstanding preference units to a preference over the holders of outstanding common units upon our liquidation, to the extent of any unrecovered capital (as defined in our partnership agreement), and any arrearages, applicable thereto. However, no assurance can be given that gain or loss will be sufficient to achieve this result. Further, preference unitholders are not entitled to share with our general partner and other limited partners in our assets in excess of the unrecovered capital and arrearages. Any gain (or unrealized gain attributable to assets distributed in kind) will be allocated to our partners as follows:



             first, to our general partner and limited partners which have negative balances in their capital accounts to the extent of and in proportion to such negative balance;



             second, 98% to the preference unitholders and 2% to our general partner, until the capital account for each preference unit is equal to the sum of the unrecovered capital in respect of such preference unit plus any cumulative arrearages then existing in the payment of the minimum quarterly distribution on such preference unit.



             third, 98% to the common unitholders and 2% to our general partner until the capital account for each common unit is equal to the unrecovered capital in respect of such common unit;



             fourth, 98% to all limited partners (or, if liquidation occurs after August 2000, to all common unitholders) and 2% to our general partner until there has been allocated under this clause fourth an amount per unit equal to (1) the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence, less (2) the amount per unit of any distributions of available cash constituting "cash from operations" (as defined in our partnership agreement) in excess of the minimum quarterly distribution per unit which was distributed 98% to our common unitholders and 2% to our general partner for any quarter of our existence;



             fifth, 85% to all limited partners (or, if liquidation occurs after August 2000, to all common unitholders) and 15% to our general partner until there has been allocated under this clause fifth an amount per unit equal to (1) the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence, less (2) the amount per unit of any distributions of available cash constituting cash from operations in excess of the first target distribution per unit which was distributed 85% to our common unitholders and 15% to our general partner for any quarter of our existence;



             sixth, 75% to all limited partners (or, if liquidation occurs after August 2000, to all common unitholders) and 25% to our general partner until there has been allocated under this clause sixth an amount per unit equal to (1) the excess of the third target distribution per unit over the second target distribution per unit for each quarter our existence, less (2) the amount per unit of any distributions of available cash constituting cash from operations in excess of the second target distribution per unit which was distributed 75% to the common unitholders and 25% to our general partner for any quarter of our existence; and
             thereafter, 50% to all limited partners (or, if liquidation occurs after August 2000, to all common unitholders) and 50% to our general partner.



     Any loss or unrealized loss will be allocated to the partners: first, in proportion to the positive balances of the preference unitholders' capital accounts until the preference unitholders' capital account balances are reduced to the amount of their unrecovered capital plus any arrearages; second, in proportion to the positive balances in our general partner's and the common unitholders' capital accounts until the common unitholders' capital account balances are reduced to zero; third, in proportion to the positive balances in our general partner's and the preference unitholders' capital accounts until the preference unitholders' capital accounts are reduced to zero; and thereafter, to our general partner.


FURTHER ASSESSMENTS


     Generally, limited partners will not be liable for assessments in addition to their initial capital investment in their units or other limited partner interests. Under certain circumstances, however, limited partners may be required to repay us amounts wrongfully returned or distributed to such limited partners. Under Delaware law, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under Delaware law, an assignee who becomes a substitute limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities that were unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.


     If it were determined under Delaware law that certain actions which the limited partners may take under our partnership agreement constituted "control" of our business, then our limited partners could be held personally liable for our obligations to the same extent as our general partner.

MODIFICATION OF RIGHTS


     In general, amendments which would enlarge the obligations of the limited partners or our general partner require the consent of the limited partner or general partner, as applicable. Notwithstanding the foregoing, our partnership agreement permits our general partner to make certain amendments to our partnership agreement without the approval of any limited partner, including, subject to certain limitations, (1) an amendment that in the sole discretion of our general partner is necessary or desirable in connection with the authorization of additional preference units or other capital securities, (2) any amendment made, the effect of which is to separate into a separate security, separate and apart from the units, the right of preference unitholders to receive any arrearage, and (3) several other amendments expressly permitted in our partnership agreement to be made by our general partner acting alone.


     In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if such amendments do not adversely affect the limited partners in any material respect, or are required by law or by our partnership agreement.

RELATIONSHIP TO PREFERENCE UNITS


     As of May 31, 2000, there were 289,699 preference units outstanding, which have certain rights which are superior to those of common units. These rights include:


     - the right to receive a cumulative minimum quarterly distribution of available cash of $0.275 (plus any arrearages) per preference unit before the common units may receive any quarterly distribution; and

     - a liquidation preference of the unrecovered capital per preference unit--that is, if we are liquidated, each preference unit must receive a liquidating distribution equal to its unrecovered capital (plus any arrearages on the minimum quarterly distributions) before the common units may receive any liquidating distribution.

RELATIONSHIP TO OTHER UNITS


     As of May 31, 2000, there were 26,739,065 common units outstanding, which have certain rights which are superior to those of other units or other limited partner interests that may be issued in the future. These rights include:



     - the right to receive a cumulative minimum quarterly distribution of available cash of $0.275 (plus any arrearages) per common unit before the other units or other limited partner interests may receive any quarterly distribution; and



     - a liquidation preference of the unrecovered capital per common unit--that is, if we are liquidated, each common unit must receive a liquidating distribution equal to its unrecovered capital (plus any arrearages on the minimum quarterly distributions) before the other units or other limited partner interests may receive any liquidating distribution.


                 CERTAIN OTHER PARTNERSHIP AGREEMENT PROVISIONS


     The following paragraphs are a summary of certain provisions of our partnership agreement as in effect on the date of this prospectus. The following discussion is qualified in its entirety by reference to our partnership agreement.


PURPOSE

     Our stated purposes under our partnership agreement are to serve as the managing member of our subsidiaries and to engage in any business activity permitted under Delaware law. Our general partner is generally authorized to perform all acts deemed necessary to carry out these purposes and to conduct our business. Our partnership existence will continue until December 31, 2043, unless sooner dissolved pursuant to the terms of our partnership agreement.

AUTHORITY OF OUR GENERAL PARTNER

     Our general partner has a power of attorney to take certain actions, including the execution and filing of documents, on our behalf and with respect to our partnership agreement. However, our partnership agreement limits the authority of our general partner as follows:


     - Without the prior approval of at least a majority in interest of our limited partners, our general partner may not, among other things, (1) sell or exchange all or substantially all of our assets (whether in a single transaction or a series of related transactions) or (2) approve on our behalf the sale, exchange or other disposition of all or substantially all of our assets; however, we may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval;



     - With certain exceptions generally described below under "--Amendment of Partnership Agreement," an amendment to a provision of our partnership agreement generally requires the approval of the holders of at least
       66 2/3% of the outstanding limited partner interests;


     - With certain exceptions described below, any amendment that would materially and adversely affect the rights and preference of any type or class of partnership interests in relation to other types or classes of partnership interests will require the approval of the holders of at least a majority of such type or class of partnership interest (excluding those held by our general partner and its affiliates); and

     - In general, our general partner may not take any action, or refuse to take any reasonable action, the effect of which would be to cause us to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes, without the consent of the holders of at least 66 2/3% of the outstanding limited partner interests, including the vote of the holders of a majority of the preference units (other than preference units held by our general partner and its affiliates).


WITHDRAWAL OR REMOVAL OF OUR GENERAL PARTNER


     Our general partner has agreed not to voluntarily withdraw as general partner on or prior to December 31, 2002 (with limited exceptions described below) without the approval of at least a majority of the remaining outstanding units and an opinion of counsel that (following the selection of a successor) its withdrawal would not result in the loss of limited liability or cause us to be taxed as a corporation or other entity for federal income tax purposes. However, our general partner may withdraw without such approval of the unitholders, upon 90 days' notice, if more than 50.0% of the outstanding preference units are held or controlled by one person and its affiliates other than the withdrawing general partner and its affiliates.


     After December 31, 2002, our general partner may withdraw by giving 90 days' written notice. If an appropriate opinion of counsel cannot be obtained, we would be dissolved as a result of such withdrawal.


     Our general partner may not be removed, with or without cause, as general partner except upon approval by the affirmative vote of the holders of not less than 55.0% of the outstanding limited partner interests, subject to the satisfaction of certain conditions.


     In the event of withdrawal of our general partner where such withdrawal violates our partnership agreement or removal of our general partner for "cause," a successor general partner will have the option to acquire the general partner interest of the departing general partner (the "Departing Partner") and, if requested by the Departing Partner, its nonmanaging member interests in our subsidiaries, for a fair market value cash payment. Under all other circumstances where our general partner withdraws or is removed by our limited partners, the Departing Partner will have the option to require the successor general partner to acquire the general partner and nonmanaging member interests of the Departing Partner for a fair market value cash payment.


     Our general partner may transfer all, but not less than all, of its general partner interest and its nonmanaging interests in our subsidiaries without the approval of our limited partners (1) to an affiliate of our general partner or
(2) upon its merger or consolidation into another entity or the transfer of all or substantially all of its assets to another entity. In the case of any other transfer, in addition to the foregoing requirements, the approval of the holders of at least a majority of the outstanding limited partner interests is required, excluding for purposes of such determination units held by our general partner and its affiliates. However, no approval of the limited partners is required for transfers of the stock or other securities representing equity interest in our general partner.



AMENDMENT OF PARTNERSHIP AGREEMENT



     Amendments to our partnership agreement may be proposed only by our general partner. Proposed amendments (other than those described below) must be approved by holders of at least 66 2/3% of the outstanding limited partner interests, except (1) that any amendment that would have a disproportionate material adverse effect on a class of units or other limited partner interests will require the approval of the holders of at least a majority of the outstanding limited partner interests (excluding those held by our general partner and its affiliates) of the class so affected or (2) as otherwise provided in our partnership agreement. No provision of our partnership agreement that establishes a percentage of outstanding limited partner interests required to take any action may be amended or otherwise modified to reduce such voting requirement without the approval of the holders of that percentage of outstanding limited partner interests constituting the voting requirement sought to be amended.

     In general, amendments which would enlarge the obligations of any type or class of our limited partners or our general partner require the consent of such limited partners or general partner, as applicable. Notwithstanding the foregoing, our partnership agreement permits our general partner to make certain amendments to our partnership agreement without the approval of any limited partner, including, subject to certain limitations, (1) an amendment that in the sole discretion of our general partner is necessary or desirable in connection with the authorization of additional preference units or other capital securities, (2) any amendment made, the effect of which is to separate into a separate security, separate and apart from the units, the right of preference unitholders to receive any arrearage, and (3) several other amendments expressly permitted in our partnership agreement to be made by our general partner acting alone.


     In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if such amendments do not adversely affect the limited partners in any material respect, or are required by law or by our partnership agreement.


     No other amendments to our partnership agreement will become effective without the approval of at least 95.0% of the limited partner interests unless we obtain an opinion of counsel to the effect that such amendment will not cause us to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes and will not affect the limited liability of any limited partner or any member of our subsidiaries.


MEETINGS; VOTING


     Record holders of limited partner interests on the record date set pursuant to our partnership agreement will be entitled to notice of, and to vote at, meetings of limited partners. Meetings of our limited partners may only be called by our general partner or, with respect to meetings called to remove our general partner, by limited partners owning 55.0% or more of the outstanding limited partner interests.



     Representation in person or by proxy of two-thirds (or a majority, if that is the vote required to take action at the meeting in question) of the outstanding units or other limited partner interests of the class for which a meeting is to be held will constitute a quorum at a meeting of limited partners. Except for (1) a proposal for removal or withdrawal of our general partner, (2) the sale of all or substantially all of our assets or (3) certain amendments to our partnership agreement described above, substantially all matters submitted for a vote are determined by the affirmative vote, in person or by proxy, of holders of at least a majority of the outstanding limited partner interests.



     Each record holder of a limited partner interest has one vote per unit or other limited partner interest, according to his percentage interest in us. However, our partnership agreement does not restrict our general partner from issuing limited partner interests having special or superior voting rights.


INDEMNIFICATION

     Our partnership agreement provides that we:

     - will indemnify our general partner, any Departing Partner and any person who is or was an officer, director or other representative of our general partner, any Departing Partner or us, to the fullest extent permitted by law, and


     - may indemnify, to the fullest extent permitted by law, (1) any person who is or was an affiliate of our general partner, any Departing Partner or us, (2) any person who is or was an employee, partner, agent or trustee of our general partner, any Departing Partner, us or any such affiliate, or (3) any person who is or was serving at our request as an officer, director, employee, partner, member, agent or other representative of another corporation, partnership, joint venture, trust, committee or other enterprise;


(each, as well as any employee, partner, agent or other representative of our general partner, any Departing Partner, us or any of their affiliates, an "Indemnitee") from and against any and all claims, damages, expenses and fines, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (1) our general partner, Departing Partner, us or an affiliate of either, (2) an officer, director, employee, partner, agent, trustee or other representative of our general partner, any Departing Partner, us or any of their affiliates or (3) a person serving at our request in any other entity in a similar capacity. Indemnification will be conditioned on the determination that, in each case, the Indemnitee acted in good faith, in a manner which such Indemnitee believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.


     The above indemnification may result in indemnification of Indemnitees for negligent acts, and may include indemnification for liabilities under the Securities Act. We have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Any indemnification under these provisions will be only out of our assets. We are authorized to purchase (or to reimburse our general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with our activities, whether or not we would have the power to indemnify such person against such liabilities under the provisions described above.


GENERAL PARTNER EXPENSES


     Our general partner will be reimbursed for its direct and indirect expenses incurred on our behalf on a monthly or other appropriate basis as provided for in our partnership agreement, including, without limitation, expenses allocated to our general partner by its affiliates and payments made by our general partner to El Paso Energy and its affiliates pursuant to the management agreement.



CONVERSION OF PREFERENCE UNITS INTO COMMON UNITS AND SUBSEQUENT REDEMPTION OF PREFERENCE UNITS



     From May 8, 2000 until August 7, 2000, the holders of our 289,699 then outstanding preference units have the right to convert their preference units into an equal number of common units. This is the third and final conversion opportunity that we will offer to holders of preference units.



     During the first and second conversion opportunities, which occurred in 1998 and 1999, the holders of 17,785,301 preference units, representing approximately 98.0% of the preference units issued by us, converted their preference units into common units. As a result of that conversion, the common units (including the 8,953,764 common units held by our general partner and its affiliates) have become the primary listed security on the NYSE under the symbol "EPN". The preference units currently outstanding trade as our secondary listed security on the NYSE under the symbol "EPN.P".



     After August 7, 2000, any or all of the outstanding preference units may be redeemed at any time at our option, exercised in the sole discretion of our general partner, upon at least 30 but not more than 60 days' notice. We must redeem all such preference units if we redeem any preference units. The redemption price for each preference unit would be the amount of the "unrecovered capital," which is $10.25 as of the date of this prospectus. Unrecovered capital is more particularly defined in our partnership agreement, but generally is the difference between $10.25 less the amount of available cash from interim capital transactions that has been distributed to a hypothetical preference unit issued on February 19, 1993.


LIMITED LIABILITY


     Assuming that a limited partner does not take part in the control of our business, and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under Delaware law will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units or other limited partner interests plus his share of any of our undistributed profits and assets.

TERMINATION, DISSOLUTION AND LIQUIDATION


     Our partnership existence will continue until December 31, 2043, unless sooner terminated pursuant to our partnership agreement. We will be dissolved upon (1) the election of our general partner, if approved by the holders of at least 66 2/3% of the outstanding limited partner interests, (2) the sale, exchange or other disposition of all or substantially all of our assets and properties, (3) bankruptcy or dissolution of our general partner or (4) withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner (other than by reason of transfer in accordance with our partnership agreement or withdrawal or removal following approval of a successor). Notwithstanding the foregoing, we will not be dissolved if within 90 days after such event our partners agree in writing to continue our business and to the appointment, effective as of the date of such event, of a successor general partner.



     Upon a dissolution pursuant to clause (3) or (4) above, the holders of at least 66 2/3% of the outstanding limited partner interests may also elect, within certain time limitations, to reconstitute and continue our business on the same terms and conditions set forth in our partnership agreement by forming a new limited partnership on terms identical to those set forth in our partnership agreement and having as a general partner an entity approved by the holders of at least 66 2/3% of the outstanding limited partner interests, subject to our receipt of an opinion of counsel that such reconstitution, continuation and approval will not result in the loss of the limited liability of our limited partners or cause us, the reconstituted limited partnership or our subsidiaries to be taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes.


     Upon our dissolution, unless we are reconstituted and continue as a new limited partnership, a liquidator will liquidate our assets and apply the proceeds of the liquidation in the order of priority set forth in our partnership agreement. The liquidator may defer liquidation or distribution of our assets and/or distribute assets to partners in kind if it determines that a sale or other disposition of our assets would be unsuitable.

                           INCOME TAX CONSIDERATIONS


     The tax consequences to you of an investment in our units or other limited partner interests will depend in part on your own tax circumstances. You should therefore consult your own tax advisor about the federal, state, local and foreign tax consequences to you of an investment in our units or other limited partner interests.



     This section is a summary of material tax considerations that may be relevant to prospective limited partners and, to the extent set forth below under "--Legal Opinions and Advice," expresses the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to us and our general partner, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly retroactively. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below.



     No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or you. Moreover, the discussion focuses on limited partners who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, trusts, non-resident aliens or other limited partners subject to specialized tax treatment (such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds). Accordingly, you should consult, and should depend on, your own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to you of the ownership or disposition of units or other limited partner interests.


LEGAL OPINIONS AND ADVICE


     Our counsel is of the opinion that, based on the accuracy of the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (1) we will be treated as a partnership, and (2) owners of units or other limited partner interests (with certain exceptions, as described in "--Limited Partner Status" below) will be treated as our partners. In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of our counsel.



     We have not requested and will not request a ruling from the IRS, and the IRS has made no determination, with respect to the foregoing issues or any other matter affecting us or you. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that, if contested by the IRS, a court would agree with the opinions and statements set forth herein. Any such contest with the IRS may materially and adversely impact the market for our units or other limited partner interests and the prices at which they trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the limited partners and our general partner. Furthermore, no assurance can be given that our treatment or the treatment of an investment in us will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.


     For the reasons hereinafter described, our counsel has not rendered an opinion with respect to the following specific federal income tax issues:


     (1) the treatment of a holder of units or other limited partner interests whose securities are loaned to a short seller to cover a short sale of those securities (see "--Tax Treatment of Operations--Treatment of Short Sales"),


     (2) whether a holder of units or other limited partner interests acquiring securities in separate transactions must maintain a single aggregate adjusted tax basis in his securities (see "--Disposition of Limited Partner Interests --Recognition of Gain or Loss"),


     (3) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "--Disposition of Limited Partner Interests--Allocations Between Transferors and Transferees"), and;

     (4) whether our method for depreciating Section 743 adjustments is sustainable (see "--Tax Treatment of Operations--Section 754 Election").

TAX RATES


     The maximum effective income tax rate for individuals for 2000 is 39.6%. In general, net capital gains of an individual are subject to a maximum 20% tax rate if the asset giving rise to gain was held for more than 12 months at the time of disposition.


PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest immediately before the distribution.

     We have not requested and will not request a ruling from the IRS, and the IRS has made no determination, as to our status as a partnership for federal income tax purposes. Instead we have relied on the opinion of our counsel that, based upon the Code, the regulations thereunder, published revenue rulings and court decisions, we will be classified as a partnership for federal income tax purposes.

     In rendering its opinion, our counsel has relied on certain factual representations made by us and our general partner. Such factual matters are as follows:

     - We will not elect to be treated as an association or corporation;

     - We will be operated in accordance with (1) all applicable partnership statutes, (2) our partnership agreement, and (3) the description thereof in this prospectus;

     - For each taxable year, more than 90% of our gross income will be income from sources that our counsel has opined or may opine is "qualifying income" within the meaning of Section 7704(d) of the Code;


     - Each futures contract entered into by us for the purchase or sale of natural gas or crude oil will be identified as a hedging transaction pursuant to Treasury Regulation Section 1.1221-2(e)(1);



     - Gain or loss resulting from our future transactions will be treated as an adjustment in the computation of cost of goods sold with respect to sales of crude oil for federal income tax purposes;



     - Prior to January 1, 1997 our general partner had at all times while acting as our general partner either (1) in the aggregate as a general and limited partner at least a 20% interest in the capital and 19% of our outstanding units and was acting for its own account and not as a mere agent of the limited partners, or (2) assets (excluding any interest in, or notes or receivables due from, us or our operating subsidiaries), the fair market value of which exceed their liabilities by the amount of at least 5% of the fair market value of all partnership interests outstanding immediately after the initial public offering of preference units, plus 5% of any additional net capital contributions to us made after the initial public offering;



     - Prior to January 1, 1992, except as otherwise required by Section 704 of the Code, our general partner had an interest in each material item of our and our operating subsidiaries' income, gain, loss, deduction and credit equal to at least 1% at all times during our existence and the existence of our operating companies; and



     - Prior to January 1, 1992, our general partner acted independently of our limited partners.


     Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation and marketing, processing, production and development of, and exploration for, natural gas and crude oil, among other activities. Other types of qualifying income include interest (from other than a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. Based upon our representations and the representations of our general partner and a review of the applicable legal authorities, our counsel is of the opinion that at least 90% of our gross income will constitute qualifying income. We estimate that less than 10.0% of our gross income for each taxable year will not constitute qualifying income.


     If we fail to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), we will be treated as if we had transferred all of our assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which we fail to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to our partners in liquidation of their interests in us. This contribution and liquidation should be tax-free to us and unitholders, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.


     If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the limited partners, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a limited partner would be treated as either taxable dividend income (to the extent of our current or accumulated earnings and profits) or (in the absence of earnings and profits) a nontaxable return of capital (to the extent of the limited partner's tax basis in his units or other limited partner interests) or taxable capital gain (after the limited partner's tax basis in his units or other limited partner interests is reduced to zero). Accordingly, taxation as a corporation would result in a material reduction in a limited partner's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units or other limited partner interests.


     The discussion below is based on the assumption that we will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS


     Holders of our capital securities who have become our limited partners will be treated as our partners for federal income tax purposes. Our counsel is also of the opinion that (1) assignees who have executed and delivered transfer applications and are awaiting admission as limited partners and (2) holders whose units or other limited partner interests are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units or other limited partner interests will be treated as our partners for federal income tax purposes. As there is no direct authority addressing assignees of units or other limited partner interests who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, our counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units or other limited partner interests who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to record holders of units or other limited partner interests unless the units or other limited partner interests are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application with respect to such units or other limited partner interests.



     A beneficial owner of units or other limited partner interests whose securities have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such units or other limited partner interests for federal income tax purposes. See "--Tax Treatment of Operations--Treatment of Short Sales."



     Income, gain, deductions or losses would not appear to be reportable by a holder who is not a partner for federal income tax purposes, and any cash distributions received by such a holder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as our partners for federal income tax purposes.



TAX CONSEQUENCES OF LIMITED PARTNER INTEREST OWNERSHIP


     FLOW-THROUGH OF TAXABLE INCOME


     We will pay no federal income tax. Instead, each limited partner will be required to report on his income tax return his allocable share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a limited partner even if he has not received a cash distribution. Each limited partner will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending with or within the taxable year of the limited partner.


     TREATMENT OF PARTNERSHIP DISTRIBUTIONS


     Distributions by us to a limited partner generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his units or other limited partner interests immediately before the distribution.



     Cash distributions in excess of a limited partner's tax basis generally will be considered to be gain from the sale or exchange of the units or other limited partner interests, taxable in accordance with the rules described under "--Disposition of Limited Partner Interests" below. Any reduction in a limited partner's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to that limited partner. To the extent that our distributions cause a limited partner's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "--Limitations on Deductibility of Partnership Losses."



     A decrease in a limited partner's percentage interest in us because of our issuance of additional units or other limited partner interests will decrease his share of our nonrecourse liabilities and, thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a limited partner, regardless of his tax basis in his units or other limited partner interests, if the distribution reduces his share of our "unrealized receivables" (including depreciation recapture) and/or substantially appreciated "inventory items" (both as defined in Section 751 of the Code) (collectively, "Section 751 Assets"). To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the limited partner's realization of ordinary income under Section 751(b) of the Code. This income will equal the excess of (1) the non-pro rata portion of the distribution over
(2) the limited partner's tax basis for the share of the Section 751 Assets deemed relinquished in the exchange.



     BASIS OF UNITS



     A limited partner's initial tax basis for his units or other limited partner interests will be the amount he paid for the units or other limited partner interests plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased (but not below zero) by distributions from us to him, by his share of our losses, by any decrease in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing its taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. See "--Disposition of Limited Partner Interests--Recognition of Gain or Loss."


     LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES


     The deduction by a limited partner of his share of our losses will be limited to the tax basis in his units or other limited partner interests and, in the case of an individual limited partner or a corporate limited partner (if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount for which the limited partner is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A limited partner must recapture losses deducted in previous years to the extent that our distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a limited partner or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount (whichever is the limiting factor) is subsequently increased. Upon the taxable disposition of a unit or other limited partner interests, any gain recognized by a limited partner can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.



     In general, a limited partner will be at risk to the extent of the tax basis of his units or other limited partner interests, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units or other limited partner interests if the lender of such borrowed funds owns an interest in us, is related to such a person or can look only to units or other limited partner interests for repayment. A limited partner's at risk amount will increase or decrease as the tax basis of his units or other limited partner interests increases or decreases (other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities).



     The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by us will only be available to offset future income generated by us and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a limited partner's income generated by us may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.



     A limited partner's share of our net income may be offset by any suspended passive losses from us, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.


     LIMITATIONS ON INTEREST DEDUCTIONS


     The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a limited partner's net passive income from us will be treated as investment income for this purpose. In addition, a limited partner's share of our portfolio income will be treated as investment income. Investment interest expense includes (1) interest on indebtedness properly allocable to property held for investment, (2) our interest expense attributed to portfolio income, and (3) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a limited partner's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit or other limited partner interest. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.


ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION


     In general, if we have a net profit, items of income, gain, loss and deduction will be allocated among our general partner and the limited partners in accordance with their respective percentage interests in us. At any time that distributions are made to the preference units and not to the common units or other limited partner interests, or that incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of such distribution. If we have a net loss, items of income, gain, loss and deduction will generally be allocated first, to our general partner and the limited partners in accordance with their respective percentage interests to the extent of their positive capital accounts (as maintained under the partnership agreement) and, second, to our general partner.



     As required by Section 704(c) of the Code and as permitted by Regulations thereunder, certain items of our income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our general partner or others ("Contributed Property"). The effect of these allocations to a limited partner will be essentially the same as if the tax basis of the Contributed Property were equal to its fair market value at the time of contribution. In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some limited partners. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.


     Regulations provide that an allocation of items of partnership income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Code to eliminate the difference between a partner's "book" capital account (credited with the fair market value of Contributed Property) and "tax" capital account (credited with the tax basis of Contributed Property) (the "Book-Tax Disparity"), will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in the partnership, which will be determined by taking into account all the facts and circumstances, including the partners' relative contributions to the partnership, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.


     Our counsel is of the opinion that allocations under our partnership agreement will be given effect for federal income tax purposes in determining a limited partner's distributive share of an item of income, gain, loss or deduction.


TAX TREATMENT OF OPERATIONS

     ACCOUNTING METHOD AND TAXABLE YEAR


     We use the year ending December 31 as our taxable year and have adopted the accrual method of accounting for federal income tax purposes. Each limited partner will be required to include in income his allocable share of partnership income, gain, loss and deduction for our taxable year ending within or with the taxable year of the limited partner. In addition, a limited partner who has a taxable year ending on a date other than December 31 and who disposes of all of his units or other limited partner interests following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of our income, gain, loss and deduction. See "--Disposition of Limited Partner Interests--Allocations Between Transferors and Transferees."


     INITIAL TAX BASIS, DEPRECIATION AND AMORTIZATION

     The tax basis of our various assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. Our assets initially have an aggregate tax basis equal to the consideration we paid for such assets or, with respect to assets we acquired upon our formation or by contribution, the tax basis of the assets in the possession of our general partner or other contributor immediately prior to our formation. The federal income tax burden associated with the difference between the fair market value of property contributed by our general partner or other contributor and the tax basis established for such property will be borne by our general partner or other contributor. See "--Allocation of Partnership Income, Gain, Loss and Deduction."


     To the extent allowable, we may elect to use the depletion, depreciation and cost recovery methods that will result in the largest deductions in our early years. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property subsequently acquired or constructed by us may be depreciated using accelerated methods permitted by the Code.



     If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to our property may be required to recapture such deductions as ordinary income upon a sale of his units or other limited partner interests. See "--Allocation of Partnership Income, Gain, Loss and Deduction" and "--Disposition of Limited Partner Interests--Recognition of Gain or Loss."



     The costs incurred in promoting the issuance of units or other limited partner interests (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. Under recently adopted regulations, underwriting discounts and commissions would be treated as a syndication cost.


     SECTION 754 ELECTION


     We have made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a unit or other limited partner interest purchaser's (other than a unit or other limited partner interest purchaser that purchases units or other limited partner interests directly from us) tax basis in our assets ("inside basis") pursuant to Section 743(b) of the Code to reflect his purchase price. The Section 743(b) adjustment belongs to the purchaser and not to other partners. (For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in such assets ("common basis") and (2) his Section 743(b) adjustment to that basis.)



     If a partnership elects the remedial allocation method with respect to an item of partnership property (which we may do with respect to certain assets), newly adopted Treasury regulations under Section 743 of the Code require that the portion of any Section 743(b) adjustment that is attributable to Section 704(c) built in gain must be depreciated over the remaining cost recovery period for the Section 704(c) built in gain. Nevertheless, the proposed regulations under Section 197 indicate that the Section 743(b) adjustment attributable to an amortizable Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the unit or other limited partner interest. Under Treasury Regulation Section 1.167(c)-1(a)(6), a
Section 743(b) adjustment attributable to property subject to depreciation under
Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Although the newly adopted regulations under Section 743 likely eliminated many of the problems, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment may differ from the methods and useful lives generally used to depreciate the common basis in such properties. Pursuant to our partnership agreement, we are authorized to adopt a convention to preserve the uniformity of units or other limited partner interests even if that convention is not consistent with Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3). See "--Uniformity of Limited Partner Interests."



     Although our counsel is unable to opine as to the validity of such an approach, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the newly adopted regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3) (neither of which is expected to directly apply to a material portion of our assets). To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Regulations and legislative history. If we determine that such position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring units or other limited partner interests in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain unitholders. See "--Uniformity of Limited Partner Interests."


     The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by us to goodwill which, as an intangible asset, would be amortizable over a longer period of time than some of our tangible assets.


     A Section 754 election is advantageous if the transferee's tax basis in his units or other limited partner interests is higher than such securities' share of the aggregate tax basis of our assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such units or other limited partner interests is lower than such security's share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units or other limited partner interests may be affected either favorably or adversely by the election.



     The calculations involved in the Section 754 election are complex and will be made by us on the basis of certain assumptions as to the value of our assets and other matters. There is no assurance that the determinations made by us will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If such permission is granted, a subsequent purchaser of units or other limited partner interests may be allocated more income than he would have been allocated had the election not been revoked.


     ALTERNATIVE MINIMUM TAX


     Each limited partner will be required to take into account his distributive share of any items of our income, gain, deduction or loss for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective limited partners should consult with their tax advisors as to the impact of an investment in units or other limited partner interests on their liability for the alternative minimum tax.


     VALUATION OF PARTNERSHIP PROPERTY AND BASIS OF PROPERTIES


     The federal income tax consequences of the ownership and disposition of units or other limited partner interests will depend in part on our estimates of the relative fair market values of our assets. Although we may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made by us. These estimates are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by limited partners might change, and limited partners might be required to adjust their tax liability for prior years.


     TREATMENT OF SHORT SALES


     A limited partner whose units or other limited partner interests are loaned to a "short seller" to cover a short sale of units or other limited partner interests may be considered as having disposed of ownership of those securities. If so, he would no longer be a partner with respect to those securities during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any of our income, gain, deduction or loss with respect to those securities would not be reportable by the limited partner, any cash distributions received by the limited partner with respect to those securities would be fully taxable and all of such distributions would appear to be treated as ordinary income. Limited partners desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units or other limited partner interests. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See also "--Disposition of Limited Partner Interests--Recognition of Gain or Loss."



DISPOSITION OF LIMITED PARTNER INTERESTS


     RECOGNITION OF GAIN OR LOSS


     Gain or loss will be recognized on a sale of units or other limited partner interests equal to the difference between the amount realized and the limited partner's tax basis for the units or other limited partner interests sold. A limited partner's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a limited partner's share of our nonrecourse liabilities, the gain recognized on the sale of units or other limited partner interests could result in a tax liability in excess of any cash received from such sale.



     Prior distributions by us in excess of cumulative net taxable income in respect of a unit or other limited partner interest which decreased a limited partner's tax basis in such unit or other limited partner interest will, in effect, become taxable income if the unit or other limited partner interest is sold at a price greater than the limited partner's tax basis in such unit or other limited partner interest, even if the price is less than his original cost.



     Should the IRS successfully contest the convention used by us to amortize only a portion of the Section 743(b) adjustment (described under "--Tax Treatment of Operations--Section 754 Election") attributable to an amortizable
Section 197 intangible after a sale by our general partner of units or other limited partner interests, a limited partner could realize additional gain from the sale of units or other limited partner interests than had such convention been respected. In that case, the limited partner may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Our counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other limited partners.

     Gain or loss recognized by a limited partner (other than a "dealer" in units or other limited partner interests) on the sale or exchange of a unit or other limited partner interest held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized on the sale of units or other limited partner interests held for more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss (which could be substantial), however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by us. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the unit or other limited partner interest and may be recognized even if there is a net taxable loss realized on the sale of the unit or other limited partner interest. Thus, a limited partner may recognize both ordinary income and a capital loss upon a disposition of units or other limited partner interests. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.



     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. The ruling is unclear as to how the holding period of these interests is determined once they are combined. If this ruling is applicable to the holders of units or other limited partner interests, a limited partner will be unable to select high or low basis units or other limited partner interests to sell as would be the case with corporate stock. It is not clear whether the ruling applies to us because, similar to corporate stock, interests in us are evidenced by separate certificates. Accordingly, our counsel is unable to opine as to the effect such ruling will have on the limited partners. A limited partner considering the purchase of additional units or other limited partner interests or a sale of units or other limited partner interests purchased in separate transactions should consult his own tax advisor as to the possible consequences of that ruling.


     Some provisions of the Code affect the taxation of certain financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if it were sold, assigned or terminated at its fair market value) if the taxpayer or related persons enters into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest or substantially identical property. Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold such position if the taxpayer or related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

     ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES


     In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the limited partners in proportion to the number of units or other limited partner interests owned by each of them as of the opening of the NYSE on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the limited partners on the Allocation Date in the month in which that gain or loss is recognized. As a result, a limited partner transferring units or other limited partner interests may be allocated income, gain, loss and deduction accrued after the date of transfer.



     The use of this method may not be permitted under existing Treasury Regulations. Accordingly, our counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of units or other limited partner interests. If this method is not allowed under the Treasury Regulations (or only applies to transfers of less than all of the limited partner's interest), our taxable income or losses might be reallocated among the limited partners. We are authorized to revise our method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted under future Treasury Regulations.



     A limited partner who owns units or other limited partner interests at any time during a quarter and who disposes of those securities prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.


     NOTIFICATION REQUIREMENTS


     A limited partner who sells or exchanges units or other limited partner interests is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. We are required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit or other limited partner interest will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that set forth the amount of the consideration received for the unit or other limited partner interest that is allocated to goodwill or going concern value of ours. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.


     CONSTRUCTIVE TERMINATION


     We will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination will result in the closing of our taxable year for all limited partners. In the case of a limited partner reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months' taxable income or the inability to include our results in his taxable income for the year of termination. New tax elections required to be made by us, including a new election under Section 754 of the Code, must be made subsequent to a termination, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted prior to the termination.


     ENTITY-LEVEL COLLECTIONS


     If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any limited partner or our general partner or any former limited partner, we are authorized to pay those taxes from our funds. Such payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current limited partners. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units or other limited partner interests and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.



UNIFORMITY OF LIMITED PARTNER INTERESTS



     Because we cannot match transferors and transferees of units or other limited partner interests, we must maintain uniformity of the economic and tax characteristics of the units or other limited partner interests to a purchaser of such securities. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the units or other limited partner interests. See "-- Tax Treatment of Operations -- Section 754 Election."



     We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the newly adopted regulations under Section 743 but despite its inconsistency with Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation
Section 1.197- 2(g)(3) (neither of which is expected to directly apply to a material portion of our assets). See "--Tax Treatment of Operations--Section 754 Election." To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Regulations and legislative history. If we determine that such a position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring units or other limited partner interests in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in our property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain limited partners and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. We will not adopt this convention if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the limited partners. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any units or other limited partner interests that would not have a material adverse effect on the limited partners. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were sustained, the uniformity of units or other limited partner interests might be affected, and the gain from the sale of units or other limited partner interests might be increased without the benefit of additional deductions. See "-- Disposition of Limited Partner
Interests -- Recognition of Gain or Loss."


TAX EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS


     Ownership of units or other limited partner interests by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a unit or other limited partner interest will be unrelated business taxable income and thus will be taxable to such a limited partner.


     A regulated investment partnership or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. We do not anticipate that any significant amount of our gross income will include that type of income.


     Non-resident aliens and foreign corporations, trusts or estates which hold units or other limited partner interests will be considered to be engaged in business in the U.S. on account of ownership of units or other limited partner interests. As a consequence they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to deduct withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a U.S. trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, we will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign limited partners. Each foreign limited partner must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent on a Form W-8 in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures. We have the right to redeem units or other limited partner interests held by certain non-U.S. residents or holders otherwise not qualified to become one of our limited partners.



     Because a foreign corporation which owns units or other limited partner interests will be treated as engaged in a U.S. trade or business, such a corporation may be subject to U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our income and gain (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country with respect to which the foreign corporate limited partner is a "qualified resident." In addition, such a limited partner is subject to special information reporting requirements under Section 6038C of the Code.



     The IRS has ruled that a foreign limited partner who sells or otherwise disposes of a unit or other limited partner interest will be subject to federal income tax on gain realized on the disposition of the unit or other limited partner interest to the extent that the gain is effectively connected with a U.S. trade or business of the foreign limited partner. Apart from the application of that ruling, a foreign limited partner will not be taxed or subject to withholding upon the disposition of a unit or other limited partner interest if that foreign limited partner has held less than 5% in value of the units or other limited partner interests during the five-year period ending on the date of the disposition and if the units or other limited partner interests are regularly traded on an established securities market at the time of the disposition.


ADMINISTRATIVE MATTERS

     PARTNERSHIP INFORMATION RETURNS AND AUDIT PROCEDURES


     We intend to furnish to each limited partner, within 90 days after the close of each calendar year, certain tax information, including a substitute Schedule K-1, which sets forth each limited partner's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the limited partner's share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. We cannot assure prospective limited partners that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the units or other limited partner interests.



     The federal income tax information returns filed by us may be audited by the IRS. Adjustments resulting from any such audit may require each limited partner to adjust a prior year's tax liability, and possibly may result in an audit of the limited partner's own return. Any audit of a limited partner's return could result in adjustments of non-partnership as well as partnership items.


     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement appoints our general partner as our Tax Matters Partner.

     The Tax Matters Partner has made and will make certain elections on our behalf and on behalf of the limited partners and can extend the statute of limitations for assessment of tax deficiencies against limited partners with respect to our items. The Tax Matters Partner may bind a limited partner with less than a 1% profits interest in us to a settlement with the IRS unless that limited partner elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the limited partners are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any limited partner having at least a 1% interest in our profits and by the limited partners having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each limited partner with an interest in the outcome may participate. However, if we elect to be treated as a large partnership, a partner will not have the right to participate in settlement conferences with the IRS or to seek a refund.



     A limited partner must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a limited partner to substantial penalties. However, if we elect to be treated as a large partnership, our partners would be required to treat all of our items in a manner consistent with our return.


     NOMINEE REPORTING


     Persons who hold an interest in us as a nominee for another person are required to furnish to us (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity; (c) the amount and description of units or other limited partner interests held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and certain information on units or other limited partner interests they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to us. The nominee is required to supply the beneficial owner of the units or other limited partner interests with the information furnished to us.


     REGISTRATION AS A TAX SHELTER


     The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, our general partner, as our principal organizer, has registered us as a tax shelter with the Secretary of the Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The IRS has issued the following shelter registration number to us: 93084000079. We must furnish the registration number to the limited partners, and a limited partner who sells or otherwise transfers a unit or other limited partner interest in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit or other limited partner interest to furnish the registration number to the transferee is $100 for each such failure. The limited partners must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by us is claimed or income of ours is included. A limited partner who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes.

     ACCURACY-RELATED PENALTIES

     An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.


     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (1) with respect to which there is, or was, "substantial authority" or (2) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. Certain more stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of our income, gain, loss or deduction included in the distributive shares of limited partners might result in such an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on its return. In addition, we will make a reasonable effort to furnish sufficient information for limited partners to make adequate disclosure on their returns to avoid liability for this penalty.


     A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

     STATE, LOCAL AND OTHER TAX CONSIDERATIONS


     In addition to federal income taxes, limited partners will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective limited partner should consider their potential impact on his investment in our units or other limited partner interests. We will own property and conduct business in Texas and Louisiana; among other places. Of those, only Texas does not currently impose a personal income tax. A limited partner will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, we have no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a limited partner who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular limited partner's income tax liability to the state, generally does not relieve the non-resident limited partner from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to limited partners for purposes of determining the amounts distributed by us. See "--Disposition of Limited Partner Interests--Entity-Level Collections." Based on current law and its estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.



     It is the responsibility of each limited partner to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in our units or other limited partner interests. Accordingly, each prospective limited partner should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each limited partner to file all state and local, as well as U.S. federal, tax returns that may be required of such limited partner. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our units or other limited partner interests.

                      INVESTMENT BY EMPLOYEE BENEFIT PLANS



     An investment in us by an employee benefit plan is subject to certain additional considerations because persons with discretionary control of assets of such plans (a "fiduciary") are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and transactions are subject to restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts ("IRAs") established or maintained for employees by an employer or employee organization. Among other things, consideration should be given to (1) whether such investment is prudent under Section 404(a)(1)(B) of ERISA, (2) whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA, and
(3) whether such investment will result in recognition of unrelated business taxable income by such plan. See "Income Tax Considerations -- Tax Exempt Organizations and Certain Other Investors." Fiduciaries should determine whether an investment in us is authorized by the appropriate governing instrument and is an appropriate investment for such plan.



     In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such plan and we would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code. Section 406 of ERISA and Section 4975 of the Code (which also applies to IRAs that are not considered part of an employee benefit plan; i.e., IRAs established or maintained by individuals rather than an employer or employee organization) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan.



     Under Department of Labor regulations the assets of an entity in which employee benefit plans acquire equity interests would not be deemed "plan assets" if, among other things, (1) the equity interests acquired by employee benefit plans are publicly offered securities -- i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities law, (2) the entity is an "operating company" -- i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital, or (3) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as governmental plans). Our assets are not expected to be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) above, and may also satisfy the requirements in (2) and
(3).

                              PLAN OF DISTRIBUTION



     We may sell the capital securities representing limited partner interests described in this prospectus and any prospectus supplement to one or more underwriters for public offering and sale, or we may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of these securities will be named in the applicable prospectus supplement.



     Underwriters may offer and sell these securities at fixed prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may authorize underwriters acting as our agents to offer and sell these securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of these securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.



     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of these securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of these securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against the contribution toward certain civil liabilities, including liabilities under the Securities Act.



     If a prospectus supplement so indicates, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase these securities to which such prospectus supplement relates, providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the number of these securities that may be sold pursuant to such arrangements. Institutional investors include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as we may approve. The obligations of the purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (1) the purchase by an institution of the securities shall not be prohibited under the applicable laws of any jurisdiction in the United States and (2) if these securities are being sold to underwriters, we shall have sold to such underwriters the total number of such securities less the number thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or our performance or such institutional investors thereunder.



     If a prospectus supplement so indicates, the underwriters engaged in an offering of these securities may engage in transactions that stabilize, maintain or otherwise affect the market price of these securities at levels above those that might otherwise prevail in the open market. Specifically, the underwriters may over-allot in connection with the offering creating a short position in these securities for their own account. For the purposes of covering a syndicate short position or pegging, fixing or maintaining the price of these securities, the underwriters may place bids for these securities or effect purchases of these securities in the open market. A syndicate short position may also be covered by exercise of an over-allotment option, if one is granted to the underwriters. Finally, the underwriters may impose a penalty bid on certain underwriters and dealers. This means that the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. The underwriters will not be required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.



     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

                                 LEGAL MATTERS


     Certain legal matters with respect to the legality of the capital securities representing limited partner interests being offered and certain tax matters will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Houston, Texas. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.


                                    EXPERTS




     The consolidated financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of El Paso Energy Partners, L.P. for the year ended December 31, 1999, and the audited historical financial statements included in El Paso Energy Partners, L.P.'s Current Report on Form 8-K/A dated June 5, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The consolidated financial statements of Western Gulf Holdings, L.L.C. as of December 31, 1999 and the related statements of income, members' equity, and cash flows for the year ended December 31, 1999 incorporated into this Registration Statement by reference to our Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent auditors, given upon the authority of said firm as experts in auditing and accounting.



     The financial statements of Poseidon Oil Pipeline Company, L.L.C. as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated in this Registration Statement by reference to our Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the report of said firm and upon the authority of said firm as experts in accounting and auditing.



     The consolidated financial statements of Neptune Pipeline Company, L.L.C. incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of El Paso Energy Partners, L.P. for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The information derived from the report of Netherland, Sewell & Associates, Inc., independent petroleum engineers, with respect to our estimated oil and natural gas reserves incorporated into this Registration Statement by reference to our Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance upon the authority of said firm as experts with respect to such matters contained in their report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                  $500,000,000






                         EL PASO ENERGY PARTNERS, L.P.



                               CAPITAL SECURITIES


                     REPRESENTING LIMITED PARTNER INTERESTS


                                  ------------

                                   PROSPECTUS


                                            , 2000


                                  ------------




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following sets forth the estimated expenses and costs expected to be incurred in connection with the issuance and distribution of the securities registered hereby. All of such costs will be borne by us.



Securities and Exchange Commission registration fee.........  $
New York Stock Exchange Listing Fee.........................        **
Printing and engraving expenses.............................        **
Legal fees and expenses.....................................        **
Accounting fees and expenses................................        **
Miscellaneous...............................................        **
                                                              --------
Total                                                         $     **
                                                              ========



** To be filed by amendment.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The section of the prospectus entitled "Certain Other Partnership Agreement Provisions -- Indemnification" is incorporated herein by reference. Subject to any terms, conditions or restrictions set forth in the Partnership Agreement,
Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.


     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

     Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act on good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.


     The Certificate of Incorporation of our general partner contains a provision which limits the liability of the directors of our general partner to our general partner or its stockholder (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the DGCL. In addition, the Amended and Restated Bylaws of our general partner (as amended and restated, the "Bylaws"), in substance, require our general partner to indemnify each person who is or was a director, officer, employee or agent of our general partner to the full extent permitted by the laws of the State of Delaware in the event such person is involved in legal proceedings by reason of the fact that he is or was a director, officer, employee or agent of our general partner, or is or was serving at our general partner's request as a director, officer, employee or agent of our general partner and its subsidiaries, another corporation, partnership or other enterprise. Our general partner is also required to advance to such persons payments incurred in defending a proceeding to which indemnification might apply, provided the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified. In addition, the Bylaws specifically provide that the indemnification rights granted thereunder are non-exclusive.



     Our general partner has entered into indemnification agreements with certain of its current and past directors providing for indemnification to the full extent permitted by the laws of the State of Delaware. These agreements provide for specific procedures to assure the directors' rights to indemnification, including procedures for directors to submit claims, for determination of directors' entitlement to indemnification (including the allocation of the burden of proof and selection of a reviewing party) and for enforcement of directors' indemnification rights.



     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us or our general partner pursuant to the foregoing, us and our general partner have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.



     Reference is made to Exhibit 1.1 hereto, which will contain provisions for indemnification of us, our general partner and its directors, officers, and any controlling persons, against certain liabilities for information furnished by the underwriters and/or agents, as applicable, expressly for use in a prospectus supplement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     The following is a list of exhibits filed as part of this Registration Statement. Where so indicated by footnote, exhibits which were previously filed are incorporated by reference.



      Exhibit No.        Description
      -----------        -----------
          1.1#           Form of Underwriting Agreement.
          4.1            Our Certificate of Limited Partnership (filed as Exhibit 3.1 to our Registration Statement on Form S-1, File No.
                         33-55642); Certificate of Amendment to the Certificate of
                         Limited Partnership of our Partnership (filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended
                         March 31, 2000, File No. 001-11680).
          4.2**          Our Amended and Restated Agreement of Limited Partnership
                         (filed as Exhibit 10.41 to Amendment No. 1 to DeepTech
                         International Inc.'s Registration Statement on Form S-1,
                         File No. 33-73538); Amendment Number 1 to our Amended and
                         Restated Agreement of Limited Partnership (filed as Exhibit
                         10.1 to our Current Report on Form 8-K dated December 31,
                         1996); Amendment Number 2 to our Amended and Restated
                         Agreement of Limited Partnership (filed as Exhibit 3.4 to
                         our Registration Statement on Form S-4, filed on June 24,
                         1999, File No. 333-81143).
          4.3            Form of Certificate Evidencing Preference Units Representing
                         Limited Partner Interests (filed as Exhibit 4.1 to Amendment
                         No. 2 to our Registration Statement on Form S-1, File No.
                         33-55642).
          4.4            Form of Certificate Evidencing Common Units Representing
                         Limited Partner Interests (filed as Exhibit 4.2 to Amendment
                         No. 2 to our Registration Statement on Form S-1, File No.
                         33-55642).
          5.1**          Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to
                         the legality of securities offered hereby.
          8.1**          Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         relating to tax matters.
         23.1*           Consent of PricewaterhouseCoopers LLP.
         23.2*           Consent of Deloitte & Touche LLP.
         23.3*           Consent of Arthur Andersen LLP.
         23.4*           Consent of Netherland, Sewell & Associates, Inc.
         23.5**          Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         (included in Exhibit 5.1 hereto).
         24.1*           Power of Attorney (included on the signature pages of this
                         Registration Statement on Form S-3).


---------------


 * Filed herewith as an exhibit to this Registration Statement.



** To be filed as an exhibit to this Registration Statement by an amendment hereto.



 # To be filed as an exhibit to a Current Report on Form 8-K.



ITEM 17. UNDERTAKINGS


     (A) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

             i. to include any prospectus required by Section 10(a)(3) of the Securities Act;

             ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and



             iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;



           provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.



          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in the City of Houston, Texas, on June   , 2000.



                                            EL PASO ENERGY PARTNERS, L.P.



                                            By: El Paso Energy Partners Company,

                                                its general partner


                                            By:     /s/ D. MARK LELAND

                                              ----------------------------------

                                            Name: D. Mark Leland


                                            Title: Vice President and Controller


                             ---------------------

                               POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint H. Brent Austin and Britton White, Jr., and each of them as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign the Registration Statement to be filed in connection with the public offering of limited partnership interest of El Paso Energy Partners, L.P. and any and all amendments (including post-effective amendments) to the Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                             ---------------------

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below:


                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                          *                            Chairman of the Board and         June   , 2000
-----------------------------------------------------  Director
                   William A. Wise

                          *                            Chief Executive Officer and       June   , 2000
-----------------------------------------------------  Director
                 Robert G. Phillips

                          *                            Chief Financial Officer and       June   , 2000
-----------------------------------------------------  Vice President
                   Keith B. Forman

                          *                            President and Director            June   , 2000
-----------------------------------------------------
                   James H. Lytal

                          *                            Vice President and Controller     June   , 2000
-----------------------------------------------------  (Principal Accounting Officer)
                   D. Mark Leland

                          *                            Executive Vice President and      June   , 2000
-----------------------------------------------------  Director
                   H. Brent Austin

                          *                            Director                          June   , 2000
-----------------------------------------------------
                  Michael B. Bracy

                          *                            Director                          June   , 2000
-----------------------------------------------------
                  H. Douglas Church

                          *                            Director                          June   , 2000
-----------------------------------------------------
                   Malcolm Wallop

           *By:    /s/  BRITTON WHITE JR.
  -------------------------------------------------
                  Britton White Jr.
                  Attorney-in-fact

                                 EXHIBIT INDEX


      Exhibit No.        Description
      -----------        -----------
          1.1#           Form of Underwriting Agreement.
          4.1            Our Certificate of Limited Partnership (filed as Exhibit 3.1 to the Partnership's Registration Statement on Form S-1,
                         File No. 33-55642); Certificate of Amendment to the
                         Certificate of Limited Partnership of the Partnership (filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the
                         quarter ended March 31, 2000, File No. 001-11680).
          4.2**          Our Amended and Restated Agreement of Limited Partnership
                         (filed as Exhibit 10.41 to Amendment No. 1 to DeepTech
                         International Inc.'s Registration Statement on Form S-1,
                         File No. 33-73538); Amendment Number 1 to our Amended and
                         Restated Agreement of Limited Partnership (filed as Exhibit
                         10.1 to our Current Report on Form 8-K dated December 31,
                         1996); Amendment Number 2 to our Amended and Restated
                         Agreement of Limited Partnership (filed as Exhibit 3.4 to
                         our Registration Statement on Form S-4, filed on June 24,
                         1999, File No. 333-81143).
          4.3            Form of Certificate Evidencing Preference Units Representing
                         Limited Partner Interests (filed as Exhibit 4.1 to Amendment
                         No. 2 to our Registration Statement on Form S-1, File No.
                         33-55642).
          4.4            Form of Certificate Evidencing Common Units Representing
                         Limited Partner Interests (filed as Exhibit 4.2 to Amendment
                         No. 2 to our Registration Statement on Form S-1, File No.
                         33-55642).
          5.1**          Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to
                         the legality of securities offered hereby.
          8.1**          Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         relating to tax matters.
         23.1*           Consent of PricewaterhouseCoopers LLP.
         23.2*           Consent of Deloitte & Touche LLP.
         23.3*           Consent of Arthur Andersen LLP.
         23.4*           Consent of Netherland, Sewell & Associates, Inc.
         23.5**          Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         (included in Exhibit 5.1 hereto).
         24.1*           Power of Attorney (included on the signature pages of this
                         Registration Statement on Form S-3).


---------------


 * Filed herewith as an exhibit to this Registration Statement.



** To be filed as an exhibit to this Registration Statement by an amendment hereto.



 # To be filed as an exhibit to a Current Report on Form 8-K.